AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 1996


                                                       Registration No. 333-2644
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549

                               -----------------------

                                   AMENDMENT NO. 2
                                          TO
                                       FORM S-1
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                               -----------------------

                              CORVAS INTERNATIONAL, INC.
                (Exact name of Registrant as specified in its charter)

    DELAWARE                         2834                      33-0238812
   (State or other        (Primary Standard Industrial      (I.R.S. Employer
  jurisdiction of         Classification Code Number)    Identification Number)
  incorporation or
   organization)
                               -----------------------

                                3030 Science Park Road
                             San Diego, California 92121
                                    (619) 455-9800
   (Address, including zip code, and telephone number, including area code, of
                      Registrant's principal executive offices)

                               -----------------------

                                   JOHN E. CRAWFORD
                 Executive Vice President and Chief Financial Officer
                              CORVAS INTERNATIONAL, INC.
                                3030 Science Park Road
                             San Diego, California 92121
                                    (619) 455-9800
         (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                      Copies to:


                          M.  WAINWRIGHT FISHBURN, JR., ESQ.
                                ERIC J. LOUMEAU, ESQ.
                       COOLEY GODWARD CASTRO HUDDLESON & TATUM
                           4365 Executive Drive, Suite 1100
                             San Diego, California 92121
                                    (619) 550-6000

                                     ___________
           Approximate date of commencement of proposed sale to the public:
      As soon as practicable after the Registration Statement becomes effective.
                                     ___________
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. //

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration serial number of the earlier effective registration statement for the same offering. //

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. //

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. //

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              CORVAS INTERNATIONAL, INC.

                               -----------------------

                                CROSS-REFERENCE SHEET

                      PURSUANT TO ITEM 501(b) OF REGULATION S-K
                    SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                            REQUIRED BY ITEMS OF FORM S-1



ITEM NUMBER AND HEADING IN
FORM S-1 REGISTRATION STATEMENT                                                 LOCATION IN PROSPECTUS
- -------------------------------                                                 ----------------------
1.  Forepart of the Registration Statement and Outside
    Front Cover Page of Prospectus . . . . . . . . . . . . . . . . . . . . .   Outside Front Cover Page

2.  Inside Front and Outside Back Cover Pages of Prospectus. . . . . . . . .   Inside Front and Outside Back Cover Pages

3.  Summary Information, Risk Factors, and Ratio
    of Earnings to Fixed Charges . . . . . . . . . . . . . . . . . . . . . .   Prospectus Summary; Risk Factors

4.  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Use of Proceeds

5.  Determination of Offering Price. . . . . . . . . . . . . . . . . . . . .   Outside Front Cover Page; Plan of Distribution

6.  Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Not Applicable

7.  Selling Security Holders . . . . . . . . . . . . . . . . . . . . . . . .   Not Applicable

8.  Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . .   Outside Front and Inside Front Cover Pages;
                                                                               Plan of Distribution

9.  Description of Securities to be Registered . . . . . . . . . . . . . . .   Outside Front Cover Page; Description of
                                                                               Capital Stock

10. Interests of Named Experts and Counsel . . . . . . . . . . . . . . . . .   Legal Matters; Experts


11. Information with Respect to the Registrant . . . . . . . . . . . . . . .   Outside Front and Inside Front Cover Pages;
                                                                               Prospectus Summary; Risk Factors; Dividend Policy;
                                                                               Price Range of Common Stock;
                                                                               Selected Consolidated Financial Data; Management's
                                                                               Discussion and Analysis of Financial
                                                                               Condition and Results of Operations;
                                                                               Business; Management; Certain Transactions;
                                                                               Principal Stockholders; Description of Capital Stock;
                                                                               Shares Eligible for Future Sale; Plan of
                                                                               Distribution; Consolidated Financial Statements


12.  Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities . . . . . . . . . . . . .   Not Applicable


                     SUBJECT TO COMPLETION DATED JUNE 24, 1996


                                   1,000,000 SHARES


                              CORVAS INTERNATIONAL, INC.

                                     COMMON STOCK

                               -----------------------

    All of the shares of Common Stock offered hereby are being sold by Corvas International, Inc. ("Corvas" or the "Company"). The Company's Common Stock is quoted on the Nasdaq National Market under the symbol CVAS. On June 21, 1996, the last reported sale price of the Common Stock was $5.25 per share. See "Price Range of Common Stock."


                               -----------------------

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" ON PAGE 5 OF
           THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED
                              BY PROSPECTIVE INVESTORS.

                               -----------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                     PRICE TO            PROCEEDS TO
                                      PUBLIC                 COMPANY(1)
    Per Share                             $                   $
    Total                               $                   $


(1) Before deducting expenses payable by the Company estimated at approximately $126,000.


                               -----------------------


    The shares of Common Stock offered hereby are offered directly by the Company on a best efforts basis principally to selected institutional investors. It is expected that delivery of such shares will be made against payment therefor on or about [________,] 1996. The Company has not made any arrangements to place the funds received for such shares in an escrow, trust or similar arrangement. In the event that investor funds are not received in full in the amount necessary to satisfy the requirements of the offering within 30 days of the date of this Prospectus, this offering may be terminated by the Company. There is no minimum required purchase of the shares offered hereby. See "Plan of Distribution."


                    THE DATE OF THIS PROSPECTUS IS [______, 1996].

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                  PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING RISK FACTORS AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS", AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.


                                     THE COMPANY

    Corvas International, Inc. ("Corvas" or the "Company") is a biopharmaceutical firm engaged in the design and development of a new generation of therapeutic agents in the fields of thrombosis and inflammation. The Company seeks to develop and to commercialize novel drugs for the improved treatment and prevention of major cardiovascular diseases, such as heart attack, stroke, deep vein thrombosis, pulmonary embolism, and acute inflammation associated with trauma, shock and reperfusion injury in stroke. In contrast to currently available therapies, the Company's candidate drugs are designed to intervene
more specifically in the disease process.   Corvas intends to develop both
parenteral and oral drugs to treat patients who cannot be optimally treated with current therapeutics. The Company believes that its antithrombotic drug discovery and development program is among the most comprehensive in the industry and that, together with its alliance partner, it is well positioned to develop and commercialize orally-active antithrombotic agents.

    Corvas has discovered its portfolio of drug candidates by integrating the Company's in-depth knowledge of the biology of thrombosis and, more generally, vascular biology, with advanced and proprietary drug discovery and design technology. The Company believes that such technology has broad potential application outside the antithrombotic field and will provide the basis for expanding its product portfolio.

    Corvas' scientists are experienced in a wide range of disciplines which are integrated in a systematic discovery approach. Current programs employ medicinal chemistry, peptide chemistry, computer-aided drug design, structural biology, molecular biology, biochemistry, physiology, and pharmacology competencies. The Company's programs are based on three technology platforms: structure-based drug design, biological discovery, and molecular pharmacology. The first two platforms generate drug leads, while the third technology platform enables the selection of drug candidates.

    The Company's structure-based drug design programs are the source of small molecule drugs, including those demonstrating oral activity. Biological discovery methods, including novel gene discovery, cloning, expression, and mutagenesis methods are used to identify novel biologicals as drug candidates and discovery tools. Molecular pharmacology techniques, including IN VITRO biochemical analysis and IN VIVO biological testing, are used to rigorously characterize the many drug leads derived from the two other platforms in order to select specific drug candidates for preclinical and clinical development.

    The Company has several antithrombotic compounds in clinical and preclinical development, including orally-active thrombin inhibitors, which are being developed in collaboration with Schering Corporation ("Schering-Plough"). Corvas has developed a portfolio of orally-active, potent and selective thrombin inhibitors upon which this alliance is based. In the second half of 1995, Corvas conducted an initial human safety study of CVS-1123, a lead orally-active thrombin inhibitor. In this Phase Ia study, CVS-1123 demonstrated oral activity and was well tolerated. Corvas and Schering-Plough are actively evaluating a series of follow-on compounds in the same chemical class in order to select a candidate for development by Schering-Plough. This selection is expected to be made by the end of 1996.


    Corvas is also conducting active discovery programs for inhibitors of coagulation Factor Xa and Factor VIIa, with its co-factor tissue factor ("Factor VIIa/TF"). The primary goal of these programs is the development of safe and effective orally-active drugs. A secondary goal has been the development of parenteral agents targeting these factors. In 1994, Schering-Plough acquired an option to expand its alliance with Corvas to include Factor Xa


                                          2.

inhibitors. In January 1996, Schering-Plough made a $1,000,000 payment to extend its option rights until December 1996.

    In 1995, Company scientists presented initial scientific data on a newly discovered class of natural anticoagulant peptides known as the NAP family. Specific members of this family inhibit either Factor Xa or Factor VIIa/TF. The Company has selected and commenced preclinical development of a Factor VIIa/TF inhibitor as a parenteral agent for acute care indications, such as treatment of venous thrombosis and prevention of pulmonary embolism.

    In its anti-inflammatory program, the Company has discovered a promising novel protein, neutrophil inhibitory factor ("NIF"), which blocks certain white blood cell functions associated with inflammation. In 1995, initial studies demonstrating the potential of NIF as a therapy for stroke victims were presented at a scientific conference by Corvas collaborators and published in a leading journal. Based on these early results, the Company entered into an agreement with Pfizer Inc. ("Pfizer") to collaborate on the development of NIF.

    A Phase Ia clinical trial has been completed for the Company's first drug candidate, CORSEVIN M, an antibody-based antithrombotic which has been licensed to, and is being further developed by, Centocor, Inc. ("Centocor").

    In 1992, Corvas entered into an alliance with Ortho Diagnostic Systems,
Inc. ("Ortho"), a Johnson & Johnson company, to develop and commercialize a laboratory test for blood clotting function based on Corvas' proprietary technology. Corvas supplies a critical raw material, recombinant human tissue factor, to Ortho and has licensed rights to Ortho. Ortho currently produces and markets prothrombin time reagents based on such technology.

    The Company's principal executive offices are located at 3030 Science Park Road, San Diego, California 92121 and its telephone number is (619) 455-9800. Unless the context otherwise requires, "Corvas" and the "Company" refer to Corvas International, Inc., and its subsidiaries, if any.


    CORVAS-Registered Trademark- is a registered trademark, and the Corvas logo, CORTHROMBIN-TM-, CORDECIN AS-TM-, CORSEVIN AS-TM- and CORSEVIN M-TM- are trademarks, of the Company. The Prospectus also includes names and marks of companies other than the Company.



                                          3.

                                     THE OFFERING


Common Stock offered hereby. . . . . . . . . . . . . . . . . . . . . . . . .   1,000,000 shares
Common Stock to be outstanding after the offering. . . . . . . . . . . . . .   13,682,471 (1)
Use of proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Research, development, preclinical
                                                                               and clinical testing, and working capital and
                                                                               general corporate purposes.  See "Use of Proceeds."
Nasdaq National Market symbol. . . . . . . . . . . . . . . . . . . . . . . .   CVAS


                         SUMMARY CONSOLIDATED FINANCIAL DATA
                       (In thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:



                                                                                                THREE MONTHS
                                                        YEARS ENDED DECEMBER 31,               ENDED MARCH 31,
                                            -----------------------------------------------  -------------------
                                              1991     1992      1993      1994      1995      1995      1996
                                              ----     ----      ----      ----      ----      ----      ----
                                                                                                  (UNAUDITED)
Revenues . . . . . . . . . . . . . . . . . $ 1,268   $   886   $   845  $  1,130  $  5,402  $  1,080  $  2,187

Research and development costs . . . . . .   6,252     8,894    12,115    11,378     9,723     2,259     2,299

Total costs and expenses . . . . . . . . .  12,208    12,044    15,287    16,730    12,516     2,946     3,116

Net loss . . . . . . . . . . . . . . . . . (10,098)   (9,467)  (13,369)  (14,903)   (6,293)   (1,649)     (631)

Net loss per share (2) . . . . . . . . . .   (2.14)    (1.08)    (1.44)    (1.60)    (0.67)    (0.18)    (0.05)

Shares used in calculation
   of net loss per share (2) . . . . . . .   4,724     8,747     9,295     9,336     9,374    9,359     11,507


CONSOLIDATED BALANCE SHEETS DATA:




                                          December 31,        March 31, 1996
                                                        ---------------------------
                                             1995         Actual   As Adjusted (3)
                                         -------------  ---------  ----------------
                                                               (UNAUDITED)
Cash, cash equivalents and  short-term
  debt securities. . . . . . . . . . . . .$12,451        $24,908        $29,782

Working capital. . . . . . . . . . . . . .  7,372         21,570         26,444

                                          4.


Total assets . . . . . . . . . . . . . . . 14,462         27,370         32,244
Accumulated deficit. . . . . . . . . . . .(60,588)       (61,219)       (61,219)
Total  stockholders' equity. . . . . . . .  8,768         23,118         27,992



- --------------------

(1) Excludes, as of May 24, 1996, 1,701,903 shares of Common Stock issuable upon exercise of outstanding options at a weighted average price of $3.47 per share and 3,008,715 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted average price of $6.00 per share.


(2) See Note 2 of Notes to Consolidated Financial Statements.


(3) As adjusted to give effect to the issuance of 1,000,000 shares of Common Stock offered hereby at an assumed offering price of $4.87 per share net of estimated offering expenses. See "Use of Proceeds" and "Capitalization."




                                          5.

                                     RISK FACTORS


    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS SET FORTH BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY:


EARLY STAGE OF DEVELOPMENT

    The Company is at an early stage of development. Corvas has only three products from which it derives revenue: recombinant human tissue factor used in a diagnostic test to determine the blood clotting ability of patients, and recombinant human tissue factor and a group of tissue factor-specific monoclonal antibodies used in the research market. The revenue generated from such products has not been substantial in any given year. In addition, Corvas has conducted human clinical trials for only two product candidates, CVS-1123 and CORSEVIN M. The Company's product candidates will require significant additional development, laboratory and clinical trials, regulatory approval and additional investment prior to their commercialization. The Company does not expect to be able to market any of these product candidates for a number of years. There can be no assurance that the Company's product development efforts will progress any further or be successfully completed. In addition, there can be no assurance that the Company's potential products will be capable of being produced in commercial quantities at reasonable costs, that required regulatory approvals can be obtained or that any potential products, if introduced, will be successfully marketed or achieve customer acceptance.

CONTINUING OPERATING LOSSES; ACCUMULATED DEFICIT


    The Company has experienced significant operating losses since its inception in 1987. At March 31, 1996, the Company had an accumulated deficit of approximately $61,219,000. The Company expects to incur substantial additional operating losses over the next several years as the Company attempts to sustain, and possibly expand, its research and development and clinical trial efforts. Substantially all of the Company's revenues to date have consisted of revenue from collaborative agreements, research grants and interest income. To achieve profitable operations, the Company, alone or with others, must successfully identify, develop, manufacture and market additional proprietary products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING


    The Company will require substantial funds to conduct the research and development and preclinical and clinical testing of its products, to establish commercial scale manufacturing facilities and to market its products. The Company's future capital requirements will depend on many factors, including, but not limited to, the following factors: continued scientific progress in its drug discovery programs; the magnitude of these programs; progress of preclinical testing and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in filing, prosecuting, maintaining and enforcing patent claims; competing technological and market developments; changes in its existing research relationships; the ability of the Company to establish and maintain collaborative or licensing arrangements; the cost of manufacturing scale-up; and effective commercialization activities and arrangements. The Company intends to seek such additional funding either through collaborative arrangements or through public or private financings. There can be no assurance that additional financing will be available, or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing securities, further dilution to existing stockholders may result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its drug discovery programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would not otherwise relinquish.


                                          6.

UNPREDICTABILITY OF, AND LIMITED EXPERIENCE IN, CONDUCTING PRECLINICAL AND CLINICAL TRIALS

    Although certain of the Company's officers and employees have prior experience in conducting clinical trials, the Company itself has conducted only two early-stage clinical trials to date; Phase Ia clinical trials of CVS-1123 and Phase Ia clinical trials of CORSEVIN M. At present, the Company intends to commence Phase I clinical trials in 1997 of a NAP compound. There can be no assurance that the Company will be able to commence any or all of the clinical trials as currently planned for 1997, or that the Company will meet its development schedule for any of its products in development. If the Company or its collaborators were unable to commence clinical trials as planned, complete the clinical trials or demonstrate the safety and efficacy of its products, the Company's business, financial condition and results of operations would be materially and adversely affected. There can be no assurance that if a product from the Company's research and development programs or any other therapeutic product is successfully developed according to plans, it will be approved by the U.S. Food and Drug Administration ("FDA") on a timely basis or at all.

    In addition, because the Company will, in a number of cases, rely on its contractual rights to access data collected by others in phases of its clinical trials, the Company is dependent on the continued satisfaction by such parties of their contractual obligations to provide such access and to cooperate with the Company in the execution of successful filings with the FDA. There can be no assurance that the FDA will permit such reliance. If the Company were unable to rely on clinical data collected by others, the Company may be required to repeat clinical trials, which could significantly delay commercialization and require significantly greater capital.

    Before obtaining regulatory approvals for the commercial sale of any of its products under development, the Company must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in the target indication for which approval is sought. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in later-stage testing, and there can be no assurance that future clinical trials conducted by the Company or its collaborators will demonstrate the safety and efficacy of any products or will result in approval to market products. A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.

    The rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs and delays, which could have a material adverse effect on the Company.

UNCERTAINTIES OF REGULATORY APPROVAL; GOVERNMENT REGULATION

    The production and marketing of the Company's products and its ongoing research and development activities are subject to regulation by numerous governmental authorities in the U.S. and other countries. Any drug developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process mandated by the FDA and equivalent foreign authorities before it can be marketed. These processes can take a number of years and require the expenditure of substantial resources.

    The time required for completing such testing and obtaining such approvals is uncertain and approval itself may not be obtained. The Company has conducted human clinical testing of two product candidates, CVS-1123 and CORSEVIN M. No additional human tests of CVS-1123 are currently planned. Further testing of CORSEVIN M, by Centocor, and the Company's other product candidates in research and development may reveal undesirable and unintended side effects or other characteristics that may prevent or limit their commercial use. The FDA or the Company and its collaborators may decide to discontinue or to suspend clinical trials at any time if the subjects or patients who are participating in such trials are being exposed to unacceptable health risks. There can be no assurance that the Company will not encounter problems in clinical trials that will cause the FDA or the Company to delay or to suspend clinical trials. Furthermore, there can be no assurance that any of the Company's products will be approved by the FDA for any indication. Products, if any, resulting from the Company's research and development programs are not expected to be commercially available for a number of years. Even if regulatory


                                          7.

approval of a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. In addition, a marketed product, its manufacturer and the facilities in which the product is manufactured are subject to continual review and periodic inspections. Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. See "Business - Government Regulation."

RELIANCE ON COLLABORATIVE PARTNERS


    Corvas has relied and will continue to rely on certain established pharmaceutical companies interested in its technology to fund a portion of its research and development expenses. The Company has entered into collaborative research agreements with these collaborative partners whereby the partners provide capital in exchange for certain technology, product, manufacturing and marketing rights related to the collaborative research.


    In November 1991, the Company entered into an agreement with Centocor pursuant to which Corvas granted rights to Centocor to license and to commercialize certain monoclonal antibody products developed by Corvas. For one such monoclonal antibody product, CORSEVIN M, Corvas completed a Phase Ia clinical trial in 1993. Centocor has informed the Company that it intends to continue the development of CORSEVIN M. In 1994, Centocor terminated its option rights to future monoclonal antibody products discovered or acquired by the Company. Corvas will depend on Centocor for the continued development of CORSEVIN M and resulting product sales. The Company may receive a future milestone payment upon receipt of certain regulatory approvals and royalties on any product sales.

    To date, Corvas has entered into collaborative agreements with Pfizer for the development of NIF, with Schering-Plough for the discovery and commercialization of oral thrombin inhibitor drugs for the prevention and treatment of chronic cardiovascular disorders, with Ortho for the manufacture and worldwide marketing by Ortho of diagnostic tests containing recombinant human tissue factor produced by Corvas and with Centocor pursuant to which Corvas granted rights to Centocor to license and commercialize certain monoclonal antibody products developed by Corvas. As a result, the Company is dependent on Pfizer, Schering-Plough and Centocor with respect to the regulatory filings relating to, and the clinical testing of, certain of the Company's product candidates developed under the collaborations described above. Any of Pfizer, Schering-Plough or Centocor may, based on data obtained in these trials or otherwise, elect to halt or repeat these trials or conduct clinical trials using different formulations of these product candidates. Any of these actions could result in delays in the clinical development of compounds covered by these collaborations. Furthermore, the amount and timing of resources dedicated by these strategic partners to the collaborations is not within the Company's control. In addition, Corvas is dependent on the efforts of Ortho in order to receive revenue from the recombinant human tissue factor produced by the Company. There can be no assurance that the interests of the Company will continue to coincide with those of its collaborators or that the collaborators will not develop independently or with third parties, products that could compete with the Company's products, or that disagreements over rights, technology or other proprietary interests will not occur. Further, there can be no assurance that the collaborative agreements will be extended at the end of their respective terms. If any of the Company's collaborators breaches or terminates its agreement with the Company, or fails to conduct its collaborative activities in a timely manner, the research program under the applicable collaborative agreement, or the development and commercialization of product candidates subject to such collaboration, may be adversely affected. There can be no assurance that the Company's existing strategic alliances will be successful, that the Company will receive any further payments pursuant to the collaborative agreements or that the collaborations will continue. If the strategic alliances are not continued or successful, the Company's business could be materially and adversely affected.

    Corvas has also established collaborations with scientists at a number of leading U.S. and European academic and clinical research centers to further its technology and product development objectives. These collaborations are generally conducted pursuant to agreements which give the Company a license, or the option to license, certain technology, patent rights or materials which may be valuable to the Company. These agreements may require the Company to fund research or to pay license fees or milestone payments and, upon commercial sale of certain products, royalties.


                                          8.

    Corvas also expects to rely on additional collaborative arrangements to develop and commercialize some of its products in the future. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements, in the future, or that such collaborative arrangements or its existing collaborative arrangements, will be successful. In addition, collaborative partners may pursue alternative technologies or develop alternative compounds either on their own or in collaboration with others, including the Company's competitors, as a means of developing treatments for the diseases targeted by any collaborative programs. See "Business - Strategic Alliances."

TECHNOLOGICAL CHANGE AND COMPETITION


    The Company is engaged in a rapidly evolving field. Competition from other biotechnology companies, pharmaceutical companies and research and academic institutions is intense and expected to increase. There can be no assurance that the Company's competitors will not succeed in developing products based on the Company's technology or other technologies which are more effective than technologies being developed by the Company or which would render the Company's technology and products obsolete and noncompetitive.


    Many of the Company's competitors may have substantially greater financial, technical and human resources than the Company. In addition, many of these competitors may have significantly greater experience than the Company in undertaking preclinical testing and clinical trials of new pharmaceutical products and obtaining regulatory approvals of human therapeutic products. Accordingly, the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company. Furthermore, if the FDA permits the Company to commence commercial sales of products, the Company will compete with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited or no experience.

    Products under development by the Company address an array of markets. The Company's competition will be determined in part by the potential indications for which the Company's compounds are developed and ultimately are approved by regulatory authorities. For certain of the Company's potential products, an important factor in competition may be the timing of market introduction of its, or competitive, products. Accordingly, the relative speed with which Corvas can develop products, complete the clinical trials and approval processes, and supply commercial quantities of the products to the market is expected to be an important competitive factor. The Company expects that competition among products approved for sale will be based on, among other things, product efficacy, safety, reliability, availability, price and patent position. See "Business - Competition."

MANUFACTURING LIMITATIONS

    In order for the Company's products to be successful, the products must be manufactured in sufficient commercial quantities, in compliance with regulatory requirements, and at an acceptable cost. The Company has limited experience in pilot scale manufacturing. For larger scale production, as will be required for Phase I and later phases of clinical testing, the Company must rely on third parties to manufacture its product candidates. If the Company is unable to develop or contract for large scale manufacturing capabilities on acceptable terms, the Company's ability to conduct clinical trials may be adversely affected, resulting in the delay of submission of products for regulatory approval, which in turn could adversely affect the Company's competitive position and its chances of achieving profitability. See "Business - Properties and Manufacturing."

PATENTS AND PROPRIETARY RIGHTS


    The Company's success will depend in part on its ability to obtain patent protection for its products, both in the U.S. and other countries. The patent position of biotechnology and pharmaceutical companies is highly uncertain and involves complex legal and factual questions. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The Company intends to file applications as appropriate for patents covering both its products and processes. As of the date of this Prospectus, Corvas holds rights in nine U.S. patents and has been notified of four allowed patent applications in the U.S. Of the issued patents, seven are owned by the Company and two are licensed by the Company. Corvas has filed or holds licenses to 55 additional patent applications that currently are pending in the U.S. Patent and Trademark Office. Approximately one-third of


                                          9.

these pending patent applications are duplicate applications the Company filed in anticipation of changes to U.S. patent law that became effective in June 1995 and that may affect the term of U.S. patents. Foreign counterparts of certain of the U.S. applications have been filed in many countries. In addition, Corvas holds rights in four foreign-issued patents; Corvas owns one such patent and is the exclusive licensee, in a defined field of use, of the remaining three foreign patents. There can be no assurance that patents will issue from any of the patent applications owned or licensed by the Company or that claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents issued or licensed to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company.


    As is typical in the biotechnology industry, the commercial success of the Company will depend in part on the Company neither being found infringing on patents issued to competitors nor breaching the technology licenses upon which the Company's products might be based. While the Company is aware of third party patent applications and issued patents in the Company's field, it is uncertain whether these will require the Company to alter products or processes, obtain licenses or cease certain activities. If the Company is required to obtain such licenses, there can be no assurance the Company will be able to obtain any necessary licenses at a reasonable cost. Failure by the Company to obtain a license to any technology that it requires to commercialize its products and obtain FDA approval within an acceptable period of time, if required to do so, would have a material adverse effect on the Company. Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of others' proprietary rights.


    In 1993, the U.S. Patent and Trademark Office declared an interference and is currently in the process of determining the priority of invention between a patent for which some rights are licensed to the Company and a patent application for which rights are licensed to another party. The subject matter of these licenses is recombinant tissue factor which is used by Ortho to determine the blood clotting ability of patients. There can be no assurance that the U.S. Patent and Trademark Office will rule in a manner favorable to the Company on this matter.

    In addition to patents, the Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through appropriate confidentiality and proprietary information and inventions agreements with its current and prospective collaborative partners, employees, scientific advisors and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

    Certain of the Company's research has been funded in part by the Federal Small Business Innovation Research ("SBIR") program. As a result of such funding, the U.S. Government will have certain rights ("Government Rights") in any technology, including inventions, developed with the funding. These rights include the grant of a non-exclusive, paid-up, worldwide license to such inventions for any governmental purpose. In addition, the government has the right to require the Company to grant an exclusive license to any of such inventions to a third party if the government determines that (i) adequate steps have not been taken to commercialize such inventions, (ii) such action is necessary to meet public health or safety needs or (iii) such action is necessary to meet requirements for public use under federal regulations.
Federal law requires any licensor of an invention that was partially funded by federal grants to obtain a covenant from its exclusive licensee to substantially manufacture products using the invention in the U.S. In addition, the Company's licenses may also relate to technology developed with federal funding and, therefore, may also be subject to Government Rights. See "Business - Patents and Proprietary Rights."

ABSENCE OF SALES AND MARKETING EXPERIENCE

    The Company has no experience in sales, marketing or distribution. To market any of its products directly, the Company must develop a substantial marketing and sales force with technical expertise and supporting distribution capability. Alternatively, the Company may obtain the assistance of a pharmaceutical company with a large distribution system and a large direct sales force. Other than its agreements with Ortho, Centocor, Schering-Plough and Pfizer, the Company does not have any existing distribution arrangements with any pharmaceutical company


                                         10.

for its products. There can be no assurance that the Company will be able to establish sales and distribution capabilities or be successful in gaining market acceptance for its products.

DEPENDENCE ON REIMBURSEMENT

    Corvas' ability to commercialize its products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available to enable Corvas to maintain price levels sufficient to realize an appropriate return on its investment in product development.

PRODUCT LIABILITY AND INSURANCE


    The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing and marketing of human diagnostic and therapeutic products. While it has been the Company's practice to obtain clinical trials liability insurance when appropriate, there can be no assurance that it will be able to obtain or to maintain such insurance on acceptable terms or that insurance will provide adequate coverage against potential liabilities.


HAZARDOUS MATERIALS

    The Company's research and development involves the controlled use of hazardous materials, chemicals and radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, which liability could exceed the resources of the Company.

VOLATILITY OF COMMON STOCK PRICE

    The market prices for securities of biotechnology companies, including Corvas, have historically been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. Factors such as announcements of technological innovations or new commercial therapeutic products by the Company or others, governmental regulations, developments in patent or other proprietary rights, developments in the Company's relationships with its collaborative partners, public concern as to the safety of drugs developed by the Company or others and general market conditions may have a significant effect on the market price of the Company's Common Stock. Fluctuations in financial performance from period to period also may have a significant impact on the market price of the Common Stock. See "Price Range of Common Stock."


                                         11.

                                   USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $5.00 are estimated to be approximately $4,874,000, after deducting estimated offering expenses. The Company expects to use the net proceeds of this offering to continue research and development activities and preclinical and clinical testing, and for working capital and general corporate purposes. The Company may also use a portion of such net proceeds and existing cash and investment balances to acquire or to invest in businesses, products or technologies that are complementary to those of the Company, although no such material acquisitions are planned or being negotiated as of the date of this Prospectus, and no portion of the net proceeds has been allocated for any specific material acquisition. Pending such uses, the net proceeds will be invested in interest bearing, investment grade securities.


    The amounts actually expended for such purposes may vary significantly depending upon numerous factors, including progress of the Company's drug programs, the number and breadth of these programs, achievement of milestones under strategic alliance arrangements, the ability of the Company to establish and maintain additional strategic alliances and licensing arrangements, the progress of the development and commercialization efforts of the Company's strategic alliance partners, competing technological and market developments, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights, the regulatory process and other factors.

                                   DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.


                                         12.

                             PRICE RANGE OF COMMON STOCK

    The Company's Common Stock began trading on the Nasdaq National Market on January 30, 1992 under the symbol "CVAS." Prior to January 30, 1992, there was no public market for the Company's Common Stock. The following table sets forth for the periods indicated the high and low sale prices of Common Stock as reported by the Nasdaq National Market.


                                                       HIGH              LOW
                                                      -------          -------
YEAR ENDING DECEMBER 31, 1996
Second Quarter (through June 21, 1996) . . . . . .   $7.00            $4 3/4
First Quarter  . . . . . . . . . . . . . . . . . .    6 1/8            3 5/8

YEAR ENDED DECEMBER 31, 1995 . . . . . . . . . . .
Fourth Quarter . . . . . . . . . . . . . . . . . .    7 3/8            2 1/8
Third Quarter. . . . . . . . . . . . . . . . . . .    4 5/8            2 3/8
Second Quarter . . . . . . . . . . . . . . . . . .    2 7/8            1 5/8
First Quarter. . . . . . . . . . . . . . . . . . .    2 5/8            1 7/8

YEAR ENDING DECEMBER 31, 1994
Fourth Quarter . . . . . . . . . . . . . . . . . .        3            1 5/8
Third Quarter. . . . . . . . . . . . . . . . . . .    3 1/4            2 1/8
Second Quarter . . . . . . . . . . . . . . . . . .    4 1/2            2 7/8
First Quarter. . . . . . . . . . . . . . . . . . .    5 1/4            3 3/4




    On June 21, 1996, the last reported sale price of the Common Stock was $5.25 per share. As of June 21, 1996, there were approximately 1,214 holders of record of the Common Stock.



                                         13.

                                    CAPITALIZATION


    The following table sets forth the capitalization of the Company (i) as of March 31, 1996 and (ii) as adjusted to give effect to the issuance of 1,000,000 shares of Common Stock offered hereby at an assumed offering price of $5.00 per share after deducting estimated offering expenses.



                                                                     MARCH 31, 1996
                                                               (IN THOUSANDS, EXCEPT SHARE
                                                                    AND PER SHARE DATA)
                                                              -------------------------------
                                                                  Actual      As Adjusted
                                                              -------------- ----------------

Long-term debt, net of current portion                        $          7   $          7
Stockholders' equity:
Series A convertible preferred stock, $.001 par value,
  authorized 10,000,000 shares, issued and outstanding
  1,000,000 shares actual and as adjusted                                1              1


Common stock, $.001 par value, authorized
  50,000,000 shares, issued and outstanding
  12,522,000 shares actual and 13,522,000 shares
  outstanding as adjusted (1)                                           13             14


Additional paid-in capital                                          84,323         89,196

Accumulated deficit                                                (61,219)       (61,219)
                                                              ------------   ------------

     Total stockholders' equity                                     23,118         27,992
                                                              ------------   ------------

Total capitalization                                          $     23,125   $     27,999
                                                              ------------   ------------
                                                              ------------   ------------

- ----------------------



(1) Excludes(i) 1,499,917 shares of Common Stock issuable upon exercise of options outstanding as of March 31, 1996 at a weighted average exercise price of $3.06 per share and (ii) 3,008,715 shares of Common Stock as of March 31, 1996 issuable upon exercise of warrants outstanding as of March 31, 1996 at a weighted average exercise price of $6.00 per share. Subsequent to March 31, 1996, options to purchase 85,619 of these shares were exercised and options to purchase an additional 287,605 shares of Common Stock (net of cancellations) were granted. See "Description of Capital Stock" and Note 13


                                         14.

of Notes to Consolidated Financial Statements. Also excludes 75,000 shares of Common Stock issued in May 1996 in connection with the settlement of a lawsuit. See "Business - Legal Proceedings."



                                         15.

                         SELECTED CONSOLIDATED FINANCIAL DATA


    The selected data presented below under the captions "Consolidated Statements of Operations Data" and "Consolidated Balance Sheets Data" for, and as of the end of, each of the years in the five-year periods ended December 31, 1995, are derived from the consolidated financial statements of Corvas International, Inc. and Subsidiary, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, and the report thereon, are included elsewhere in this Prospectus. The selected data presented below for the three-month periods ended March 31, 1995 and 1996 are derived from the unaudited consolidated financial statements included elsewhere in this Prospectus and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such interim periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of results for the full year or for any future period. The data set forth below should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this Prospectus.



                                                                                                   Three Months Ended
                                                              Years Ended December 31,                  March 31,
                                                 -----------------------------------------------   ------------------
                                                   1991     1992      1993      1994      1995      1995      1996
                                                 --------  --------  --------  --------  --------  --------  --------
Consolidated Statements of Operations Data
(In thousands, except per share amounts):

REVENUES:
Net product sales. . . . . . . . . . . . . .     $    121  $    263  $    323  $    280  $    406  $     46  $     21
Research grants. . . . . . . . . . . . . . .          397       513       192       667        --        --        --
Revenue from collaborative
  agreements (primarily
  from related party). . . . . . . . . . . .           --        --        --        --     4,354     1,000     2,085
License fees . . . . . . . . . . . . . . . .          750       100       100        --       500        --        --
Royalties. . . . . . . . . . . . . . . . . .           --        10       230       183       142        34        81
                                                 --------  --------  --------  --------  --------  --------  --------
Total revenues . . . . . . . . . . . . . . .        1,268       886       845     1,130     5,402     1,080     2,187
                                                 --------  --------  --------  --------  --------  --------  --------
COSTS AND EXPENSES:

Cost of products sold. . . . . . . . . . . .           17       106       105        83       211         5        24
Research and development . . . . . . . . . .        6,252     8,894    12,115    11,378     9,723     2,259     2,299
Purchased research and
  development. . . . . . . . . . . . . . . .        4,060        --        --        --        --        --        --
General and administrative . . . . . . . . .        1,879     3,044     3,067     3,159     2,582       682       793
Litigation settlement and
  related expenses . . . . . . . . . . . . .           --        --        --       535        --        --        --
Restructuring charge . . . . . . . . . . . .           --        --        --     1,575        --        --        --
                                                 --------  --------  --------  --------  --------  --------  --------


                                         16.



Total costs and expenses . . . . . . . . . .       12,208    12,044    15,287    16,730    12,516     2,946     3,116
                                                 --------  --------  --------  --------  --------  --------  --------

Loss from operations . . . . . . . . . . . .      (10,940)  (11,158)  (14,442)  (15,600)   (7,114)   (1,866)     (929)
Other income, net. . . . . . . . . . . . . .          842     1,691     1,073       697       821       217       298
                                                 --------  --------  --------  --------  --------  --------  --------

Net loss . . . . . . . . . . . . . . . . . .     $(10,098)  $(9,467) $(13,369) $(14,903)  $(6,293)  $(1,649)  $  (631)
                                                 --------  --------  --------  --------  --------  --------  --------
                                                 --------  --------  --------  --------  --------  --------  --------
Net loss per share (1) . . . . . . . . . . .     $  (2.14)  $ (1.08) $  (1.44) $  (1.60) $  (0.67)  $ (0.18)  $ (0.05)
                                                 --------  --------  --------  --------  --------  --------  --------
                                                 --------  --------  --------  --------  --------  --------  --------
Shares used in calculation of net
loss per share (1) . . . . . . . . . . . . .        4,724     8,747     9,295     9,336     9,374     9,359    11,507
                                                 --------  --------  --------  --------  --------  --------  --------
                                                 --------  --------  --------  --------  --------  --------  --------




                                         17.

                                                              Years Ended December 31,
                                                ------------------------------------------------        March 31,
                                                   1991     1992      1993      1994      1995           1996
                                                ---------  --------  --------  --------  --------    --------------
                                                                                                       (UNAUDITED)
Consolidated Balance Sheets Data
     (In thousands):
Cash, cash equivalents and
short-term debt securities . . . . . . . . .   $13,853  $ 36,398  $ 23,180  $ 19,867  $ 12,451        $24,908
Working capital. . . . . . . . . . . . . . .    13,764    20,987    22,477    13,902     7,372         21,570
Total assets . . . . . . . . . . . . . . . .    16,153    38,925    26,522    22,509    14,462         27,370
Accumulated deficit. . . . . . . . . . . . .   (16,556)  (26,023)  (39,392)  (54,295)  (60,588)       (61,219)
Total stockholders' equity . . . . . . . . .    14,260    37,592    24,474    14,647     8,768         23,118


(1)  See Note 2 of Notes to Consolidated Financial Statements.


                                         18.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THIS SECTION, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.


OVERVIEW


    Formed in 1987, Corvas is a biopharmaceutical firm engaged in the design and development of a new generation of therapeutic agents for the prevention and treatment of major cardiovascular and inflammatory diseases. To date, the Company has not generated significant revenues from product sales. The Company has not been profitable since inception and expects to incur substantial additional operating losses on an annual basis over the next several years as the Company attempts to sustain, and possibly expand, its research and development and clinical trial efforts. No assurance can be given that the Company can generate sufficient revenues to become profitable at all or on a sustained basis. At March 31, 1996, the Company had an accumulated deficit of $61,219,000.


    In December 1994, the Company ceased operation of its Belgian subsidiary and, accordingly, recorded a one-time restructuring charge for severance and other expenses. The Belgian operation accounted for 20% of the consolidated operating expenses in 1994 (including the restructuring charge of $1,575,000) and 20% in 1993.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1996 AND 1995



    Operating revenues increased from $1,080,000 in the quarter ended March 31, 1995 to $2,187,000 in the first quarter of 1996. This increase is mainly attributable to a $1,000,000 option extension fee received from Schering-Plough pursuant to a strategic alliance agreement for the prevention and treatment of chronic cardiovascular disorders. Accounting for $85,000 of this increase is revenue recognized pursuant to the research and option agreement initiated in October 1995 with Pfizer to collaborate on the development of neutrophil inhibitory factor, an anti-inflammatory agent.



    First quarter total costs and expenses increased from $2,946,000 in 1995 to $3,116,000 in 1996. Research and development expenditures remained relatively constant comparing these periods, increasing by $40,000. General and administrative expenses increased by $111,000 in the first quarter of 1996 over the same quarter of 1995 due to increased personnel costs and investor relations activities.



    Comparing the first quarters of 1995 to 1996, total other income increased from $217,000 to $298,000. The majority of this increase resulted from the sale of material to Pfizer in conjunction with the above-mentioned collaboration.



    Differences in the timing and composition of revenues earned and expenses incurred may contribute to quarter-to-quarter variations in operating results.



                                         19.

YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



    Operating revenues increased to $5,402,000 in 1995, from $1,130,000 in 1994 and $845,000 in 1993. The major factor contributing to this increase in 1995 was the recognition of $4,354,000 of revenue from collaborative agreements. Of this revenue, $4,000,000 is attributable to the Company's strategic alliance agreement with Schering-Plough to collaborate on the discovery and commercialization of oral thrombin inhibitor drugs for the prevention and treatment of chronic cardiovascular disorders. The remaining $354,000 of revenue from collaborative agreements, and an additional $500,000 in license fees, is attributable to the Company's research and option agreement initiated in October 1995 with Pfizer to collaborate on the development of neutrophil inhibitory factor, an anti-inflammatory agent with therapeutic potential for stroke and other indications. Revenue from product sales increased to $406,000 in 1995, compared to $280,000 and $323,000 in 1994 and 1993, respectively. The majority of product sales were made under agreements with Ortho, whereby Ortho acquired worldwide rights to produce and distribute a Corvas product for diagnostic use in determining the blood clotting ability of patients. In order to maintain its rights pursuant to these agreements, Ortho is required to make minimum annual purchases of materials, royalty payments, and one additional milestone payment. These revenue increases were partially offset by a decrease in research grants revenue. No revenue from research grants was recorded in 1995, compared to $667,000 in 1994 and $192,000 in 1993. This decrease results from closing the Belgian subsidiary, which received the majority of the grant revenue.


    Research and development expenses decreased to $9,723,000 in 1995, from $11,378,000 in 1994 and $12,115,000 in 1993. Research and development expenses accounted for 78% of the total costs and expenses in 1995, 68% in 1994 and 79% in 1993. This decrease in 1995, primarily due to the closure of the Belgian subsidiary, was partially offset by an increase in clinical trial, preclinical development and medicinal chemistry costs. The decrease in 1994 was caused by the recording of two one-time charges in 1994: a restructuring charge of $1,575,000 pursuant to closing the Belgian subsidiary, and a charge of $535,000 for settlement of stockholder litigation.


    General and administrative expenses decreased to $2,582,000 in 1995, from $3,159,000 in 1994 and $3,067,000 in 1993. Major factors contributing to the decrease in 1995 include decreased administrative headcount and the final charges for deferred compensation expense related to certain options granted prior to the Company's initial public offering.

    Total other income was $821,000 in 1995, $697,000 in 1994 and $1,073,000 in
1993. The increase from 1994 to 1995 was primarily attributable to higher investment balances available as a result of the equity and research funding received from Schering-Plough in December 1994.

    Subject to the availability of additional capital, the Company expects that all expenses will increase over the next several years as the Company's research and development programs progress. However, due to revenue expected to be recognized pursuant to the Company's collaborative agreements, operating losses are not expected to increase significantly, if at all, in 1996 beyond the 1995 amount.


    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), effective for fiscal years beginning after December 15, 1995. SFAS 123 establishes the fair value based method of accounting for stock-based compensation arrangements, under which compensation cost is determined using the fair value of the stock option at the grant date and the number of options vested, and is recognized over the periods in which the related services are rendered. The Company will adopt SFAS 123 using the pro forma disclosure method.



                                         20.

LIQUIDITY AND CAPITAL RESOURCES


    Since inception, the Company has financed its operations primarily through private placements of convertible preferred stock, the initial public offering of common stock, a private placement of equity securities, interest income earned on cash and investment balances, and revenues from collaborative agreements, research grants and license agreements. On February 2, 1996, the Company completed a private placement of equity securities consisting of 3,000,000 units, resulting in proceeds of $14,835,000, net of estimated issuance costs. Each unit consisted of one share of common stock and one callable warrant to purchase one additional share of common stock. The Company's principal sources of liquidity are its cash and cash equivalents, time deposits and debt securities which, net of a restricted time deposit of $60,000, totaled $24,848,000 as of March 31, 1996. Working capital at March 31, 1996 was $21,570,000. Available cash is invested in accordance with an investment policy set by the Board of Directors, which has the objective to maximize income with preservation of principal and maintenance of adequate liquidity. The policy provides guidelines concerning the quality, term and liquidity of investments. The Company presently invests its excess cash in U.S. government securities.



    The Company expects to incur substantial additional costs in the foreseeable future, including costs related to sustaining and possibly expanding research and development activities and preclinical and clinical testing, and that such costs will continue to increase. As a result, the Company expects it will experience substantial additional operating losses over the next several years. With the cash infusion from the recent private placement, the Company believes its existing capital resources and interest earned thereon will be adequate to satisfy its capital requirements into 1998. In addition, the Company may also receive milestone payments and royalties on sales of products resulting from its alliances. However, there can be no assurance that products will be successfully developed and commercialized or that the Company will receive any such amounts under these alliances.



    The Company's future capital requirements will depend on many factors, including, but not limited to, the following factors: continued scientific progress in its drug discovery programs; the magnitude of these programs; progress of preclinical testing and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in filing, prosecuting, maintaining and enforcing patent claims; competing technological and market developments; changes in its existing research relationships; the ability of the Company to establish and maintain collaborative or licensing arrangements; the cost of manufacturing scale-up; and effective commercialization activities and arrangements. The Company leases its laboratory and office facilities and certain equipment under operating and capital leases. It is expected that the Company will need to acquire additional property and equipment as research and development activities progress. The Company anticipates the need for expansion of its laboratory and office facilities over the next several years.


    The Company's business is subject to significant risks, including but not limited to the risks associated with its research and development efforts, obtaining and enforcing patents, the lengthy and expensive regulatory approval process, product reimbursement levels, competition from other products, dependence on collaborative partners and other third parties, and the availability of capital. Even if the Company's products appear promising at an early


                                         21.

stage of development, they may not reach the market for a number of reasons. Such reasons include the possibilities that the potential products: will be ineffective or found to be unsafe during clinical trials, will fail to receive necessary regulatory approvals, will be difficult to manufacture on a large scale, will be uneconomical to market or will be precluded from commercialization by proprietary rights of third parties.

    Uncertainties associated with the duration and expense of preclinical and clinical testing of any of the Company's products make it difficult to predict the Company's capital requirements, and unexpected developments and/or regulatory requirements could greatly increase the cost of development of such products and affect the timing of anticipated revenues from product sales. Failure by the Company to obtain regulatory approval for any product will preclude its commercialization. In addition, failure by the Company to obtain patent protection may make certain of its products commercially unattractive.


    To continue its product development efforts, the Company will be required to raise substantial additional funds through public or private sales of its securities and through collaborative arrangements. The Company's ability to raise additional funds through such sales of securities depends in part on investors' perceptions of the biotechnology industry in general and of the Company in particular. The market for biotechnology company stocks has historically been highly volatile and, accordingly, there can be no assurance that additional funding will be available, or, if available, that it will be available on acceptable terms. The Company is seeking to enter into additional collaborative relationships to support development and commercialization under which rights to certain of its technologies or products will be granted. There can be no assurance that the Company will be able to conclude such relationships on satisfactory terms, if at all, or that agreements with its collaborators will successfully reduce its funding requirements. In addition, the Company has no established bank financing arrangements, and there can be no assurance that it will be able to establish such arrangements on satisfactory terms, if at all.
If adequate funds are not available, the Company may be required to significantly delay, scale back or eliminate one or more of its drug discovery programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would not otherwise relinquish.


    At December 31, 1995, the Company had available net operating loss carryforwards of approximately $37,368,000 for federal income tax reporting purposes which begin to expire in 2002. The net operating loss carryforwards for state purposes, which began to expire in 1995 and fully expire in 2000, are approximately 50% of the federal tax amounts. The Company has unused research and development tax credits for federal income tax reporting purposes of $2,314,000 at December 31, 1995. In accordance with Internal Revenue Code
Section 382, the annual utilization of net operating loss carryforwards and credits existing prior to a change in control may be limited.


    The Company, several of its current and former directors, and Centocor, Inc. were parties to a legal proceeding filed February 18, 1993 in the U.S. District Court for the Southern District of California. The complaint was filed by a stockholder of the Company who represented a class of persons who purchased Corvas stock from January 30, 1992 through April 14, 1992. A settlement was agreed upon and judgment of the Court entered on August 28, 1995. Upon final determination of allocations of stock to approved claimants, the remaining Corvas settlement amounts were distributed in May 1996. The Company continues to deny all claims of wrongdoing and maintains this denial as part of the settlement agreement. Of the $535,000 charge recorded in 1994 related to this settlement, $193,000 remains accrued at March 31, 1996. See "Business - Legal Proceedings."


    In 1993, the U.S. Patent and Trademark Office declared an interference and is currently in the process of determining the priority of invention between a patent for which some rights are licensed to the Company and a patent application for which rights are licensed to another party. The subject matter of these licenses is recombinant tissue factor which is used by Ortho to determine the blood clotting abilities of patients. The Company believes that its licensed patent should be upheld and is contesting the other party's claims of prior invention. However, there can be no assurance that such patent will be upheld. See "Business - Legal Proceedings."


                                         22.

                                       BUSINESS

    EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THIS SECTION, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


    Corvas is a biopharmaceutical firm engaged in the design and development of a new generation of therapeutic agents in the fields of thrombosis and inflammation. The Company seeks to develop and commercialize novel drugs for the improved treatment and prevention of major cardiovascular diseases, such as heart attack, stroke, deep vein thrombosis, pulmonary embolism, and acute inflammation associated with trauma, shock and reperfusion injury in stroke. In contrast to currently available therapies, the Company's candidate drugs are designed to intervene more specifically in the disease process. Corvas intends to develop both parenteral and oral drugs to treat patients who cannot be optimally treated with current therapeutics. The Company believes that its antithrombotic drug discovery and development program is among the most comprehensive in the industry and that, together with its alliance partner, it is well positioned to develop and commercialize orally-active antithrombotic agents.


    Corvas has discovered its portfolio of drug candidates by integrating the Company's in-depth knowledge of the biology of thrombosis and, more generally, vascular biology, with advanced and proprietary drug discovery and design technology. The Company believes that such technology has broad potential application outside the antithrombotic field and will provide the basis for expanding its product portfolio.

    Corvas' scientists are experienced in a wide range of disciplines which are all integrated in a systematic discovery approach. Current programs employ medicinal chemistry, peptide chemistry, computer-aided drug design, structural biology, molecular biology, biochemistry, physiology, and pharmacology competencies. The Company's programs are based on three technology platforms: structure-based drug design, biological discovery, and molecular pharmacology. The first two platforms generate drug leads, while the third technology platform enables the selection of drug candidates.

    The Company's structure-based drug design programs are the source of small molecule drugs, including those demonstrating oral activity. Biological discovery methods, including novel gene discovery, cloning, expression, and mutagenesis methods are used to identify novel biologicals as drug candidates and discovery tools. Molecular pharmacology techniques, including IN VITRO biochemical analysis and IN VIVO biological testing, are used to rigorously characterize the many drug leads derived from the two other platforms in order to select specific drug candidates for preclinical and clinical development.


    The Company has several antithrombotic compounds in clinical and preclinical development, including orally-active thrombin inhibitors, which are being developed in collaboration with Schering-Plough. Corvas has developed a portfolio of orally-active, potent and selective thrombin inhibitors upon which this alliance is based. In the second half of 1995, Corvas conducted an initial human safety study of CVS-1123, a lead orally-active thrombin inhibitor. In this Phase Ia study, CVS-1123 demonstrated oral activity and was well tolerated. Corvas and Schering-Plough are actively evaluating a series of follow-on compounds in the same chemical class in order to select a candidate for development by Schering-Plough. This selection is expected to be made by the end of 1996. See "Business - Strategic Alliances - Relationship with Schering-Plough."



                                         23.

    Corvas is also conducting active discovery programs for inhibitors of coagulation Factor Xa and Factor VIIa/TF. The primary goal of these programs is the development of safe and effective orally-active drugs. A secondary goal has been the development of parenteral agents targeting these factors. In 1994, Schering-Plough acquired an option to expand its alliance with Corvas to include Factor Xa inhibitors. In January 1996, Schering-Plough made a $1,000,000 payment to extend its option rights until December 1996. See "Business - Strategic Alliances - Relationship with Schering-Plough."


    In 1995, Company scientists presented initial scientific data on a newly discovered class of natural anticoagulant peptides known as the NAP family. Specific members of this family inhibit either Factor Xa or Factor VIIa/TF. The Company has selected and commenced preclinical development of a Factor VIIa/TF inhibitor as a parenteral agent for acute care indications, such as treatment of venous thrombosis and prevention of pulmonary embolism.

    In its anti-inflammatory program, the Company has discovered a promising novel protein, NIF, which blocks certain white blood cell functions associated with inflammation. In 1995, initial studies demonstrating the potential of NIF as a therapy for stroke victims were presented at a scientific conference by Corvas collaborators and published in a leading journal. Based on these early results, the Company entered into an agreement with Pfizer to collaborate on the development of NIF. See "Business - Strategic Alliances - Relationship with Pfizer."

    A Phase Ia clinical trial has been completed for the Company's first drug candidate, CORSEVIN M, an antibody-based antithrombotic which has been licensed to, and is being further developed by, Centocor. See "Business - Strategic Alliances - Relationship with Centocor."


    In 1992, Corvas entered into an alliance with Ortho to develop and commercialize a laboratory test for blood clotting function based on Corvas' proprietary technology. Corvas supplies a critical raw material, recombinant human tissue factor, to Ortho and has licensed rights to Ortho. Ortho currently produces and markets prothrombin time reagents based on such technology. See "Business - Strategic Alliances - Relationship with Ortho Diagnostic Systems."


    With regard to the foregoing discussion of the Company's research and development programs, there can be no assurance that either the underlying science or the related research and development being conducted will successfully yield approved clinical products. Such research and development efforts are subject to failure at any time.

BUSINESS STRATEGY

    Corvas was formed to discover and develop novel pharmaceutical products for the improved treatment and prevention of acute and chronic cardiovascular diseases, inflammatory diseases, and related vascular disorders, including deep vein thrombosis, pulmonary embolism, heart attack, unstable angina, atrial fibrillation, and stroke. The Company believes that it has established a leadership position in the discovery and development of antithrombotic agents - drugs which prevent the formation of blood clots - and particularly in the design of oral drugs which have significant clinical and commercial potential. The Company is also pursuing the development of new parenteral antithrombotic agents based on recent discoveries.

    Key elements of the Company's strategy include the following:

    * FOCUS ON ANTITHROMBOTIC DRUGS, A HIGH GROWTH SECTOR IN THE LARGE CARDIOVASCULAR MARKETPLACE.

         Corvas is developing a portfolio of antithrombotic drug candidates, directed at three molecular targets, for multiple clinical indications and routes of administration. The Company believes that its program to develop blockers of blood coagulation enzymes is among the most comprehensive in the industry.


                                         24.

    * EXPAND ITS LEADERSHIP POSITION IN INHIBITION OF SPECIFIC PROTEASES AND RECEPTORS INVOLVED IN THROMBOSIS AND RELATED DISEASE MECHANISMS.

         Corvas has focused on antithrombotic drugs to exploit the potential that has been created by advances in understanding the biology of the disease and new molecular discovery technologies. The blood coagulation enzymes are members of a structurally-related class of serine proteases. Corvas believes it has achieved a leading position in the development of orally-active inhibitors of thrombin (CORTHROMBIN compounds). Advances made in this specific program, and other proprietary technologies, are being leveraged by application to other targets in the same family, including Factor Xa and Factor VIIa/TF.

    * INTEGRATE DRUG DISCOVERY METHODOLOGIES WITH BIOLOGICAL EVALUATION FOR RAPID ITERATION OF DEVELOPMENT CANDIDATES.

         Company scientists are experienced in a wide range of disciplines which are all integrated in a systematic discovery approach. Active programs exploit medicinal chemistry, peptide chemistry, computer-aided drug design, structural biology, molecular biology, biochemistry, physiology, and pharmacology competencies. The Company's programs are based on three technology platforms: structure-based drug design, biological discovery, and molecular pharmacology. Structure-based drug design programs are the source of small molecule drugs, including those possessing oral activity. Biological discovery methods, including novel gene discovery, cloning, expression, and mutagenesis methods are used to identify novel biologicals as drug candidates and discovery tools. Molecular pharmacology techniques, including IN VITRO biochemical analysis and IN VIVO biological testing, are used to rigorously characterize the many drug leads in order to select specific drug candidates for preclinical and clinical development.

    *    ESTABLISH A STRONG PORTFOLIO OF PATENTS AND PROPRIETARY TECHNOLOGY.

         Corvas has adopted a proactive policy of filing and prosecuting patent applications claiming a range of inventions, including uses and methods of synthesis of new molecules, discovery methods, novel genes and gene products, and novel analytical reagents. Corvas has entered into selected agreements to license enabling technology from third parties and intends to seek rights to additional external technology on an ongoing basis to complement internal discovery efforts. See "Business - Patents and Proprietary Rights."

    * ENTER INTO STRATEGIC ALLIANCES WITH ESTABLISHED PHARMACEUTICAL FIRMS FOR PRODUCTS TARGETED AT CHRONIC INDICATIONS.

         Corvas has established an initial alliance for chronic care products based on oral thrombin inhibitors (CORTHROMBIN compounds) with Schering-Plough. This relationship may be expanded, at Schering-Plough's option, to include Factor Xa inhibitors (CORDECIN compounds). See "Business - Strategic Alliances - Relationship with Schering-Plough." The Company intends to establish additional alliances to access resources to support the development and commercialization of other chronic care products.


    * RETAIN/EXPLOIT U.S. RIGHTS TO SELECTED ACUTE CARE PRODUCTS WHEN CONSISTENT WITH THE FIRM'S FINANCIAL RESOURCES AND EXPECTED RETURN ON STOCKHOLDER INVESTMENT.


         Corvas plans to seek to retain exclusive rights, joint commercialization rights, or co-promotion rights to selected acute care products for the U.S. market when exploiting such rights is feasible and is expected to provide an appropriate economic return, balancing the resources required and risks involved. Based on this strategy, the Company formed an alliance with Pfizer to develop and commercialize NIF as a therapy for stroke. See "Business - Strategic Alliances - Relationship with Pfizer." More recently, the Company has commenced the development of a product candidate from the NAP family. Corvas plans to seek one or more partners to aid in the development of this product and plans to participate in the development and commercialization of such product in the U.S.


                                         25.

    * EXPAND PRODUCT PORTFOLIO BY APPLICATION OF TECHNOLOGY TO DISEASE TARGETS OUTSIDE THE ANTITHROMBOTIC DRUG FIELD.

         The Company's technology platforms may be broadly applied to the discovery and development of inhibitors of new serine proteases. In the course of conducting its antithrombotic program, proprietary chemical methods for inhibiting such enzymes have been discovered. The Company is currently adapting these chemical methods to combinatorial chemistry formats to increase the speed and economy of new lead discovery and to strengthen its ability to expand the number of target enzymes in its portfolio. The computational chemistry and drug design technology resident at Corvas also permits the expansion and leveraging of the firm's existing portfolio. Expansion areas being targeted include inflammation and oncology, in which specific proteases play key roles in physiology.

         The Company also plans to explore the application of its tissue factor technology beyond the current use as a laboratory diagnostic reagent.

BACKGROUND

    Thrombosis and inflammation are closely linked pathologic processes employed by the body to protect itself against injury. When these processes are excessively or inappropriately activated, the processes themselves can result in significant tissue injury, disease and death.

THROMBOSIS

    The formation of a blood clot, or thrombus, in the body results from a complex cascade of biochemical events involving the blood coagulation proteins and blood platelets. Although blood clot formation is a normal vascular repair mechanism, when this mechanism is activated within a blood vessel, local thrombosis may result and occlude the blood vessel. Vascular diseases associated with thrombosis afflict more than 3,000,000 individuals annually in the U.S. and are the causes of significant mortality and morbidity associated with cardiovascular diseases.

    Thrombosis causes several significant diseases characterized by the location of the blood vessel where the thrombus is lodged. For example, acute myocardial infarction ("MI") results from obstruction of blood flow due to a thrombus in a coronary artery which supplies blood to the heart muscle; stroke or transient ischemic attacks ("TIA") may result from a thrombus in an artery which supplies blood to a part of the brain. Similarly, a clot in the deep veins of the legs, called deep vein thrombosis ("DVT"), causes local inflammation, pain and other complications, including the dislodgment of part of the thrombus which can travel to the lungs and result in life-threatening pulmonary embolism ("PE"). Thrombosis can also be generalized, with microthrombus formation occurring throughout the vascular system. This condition, known as disseminated intravascular coagulation ("DIC"), is a consequence of cancer and various infectious diseases, including sepsis, and may result in depletion of blood coagulation factors, multiple organ failure, hemorrhage and death.


    Activation of the thrombotic mechanisms contributes to unstable angina ("UA") or serious chest pain and atrial fibrillation ("AF") or rapid, uncontrolled heart muscle contractions. Patients with UA are at significant risk of Ml, and patients with AF are at significant risk of Ml and stroke due to enhanced risk of thrombosis. Patients with TIA are also at risk of stroke. Finally, DVT and PE can arise from complications of vascular surgery such as major orthopedic surgery.


    Two classes of antithrombotics are presently in clinical use:
anticoagulants and antiplatelet agents. In the U.S., heparins and warfarin are the only drugs currently approved for use as anticoagulants. Aspirin is the most commonly used antiplatelet agent, although the first in a new class of antiplatelet agents, GPIIb/IIIa antagonists, has been recently introduced to the market. Although these drugs are widely prescribed, they have significant limitations. Heparins, which act by an indirect mechanism, can cause excessive bleeding and decreased platelet count (thrombocytopenia) and can be administered only by injection. Recently, low molecular weight heparins have been introduced in the U.S. These agents may be injected subcutaneously and routine monitoring of coagulation function is no longer required. These advantages have led to adoption for certain indications, yet low molecular


                                         26.

weight heparins still suffer from many of the limitations of traditional heparins. Warfarin lacks specificity of action, may cause bleeding, must be carefully monitored and, due to its slow onset of action, is unsuitable for use as an acute antithrombotic drug. Aspirin also has a slow onset of action and its effect is reversed by the natural production of new blood platelets, a process that takes seven to eleven days. In addition, chronic administration of aspirin carries the risk of gastrointestinal bleeding and hemorrhagic stroke. Currently, GPIIb/IIIa antagonists can be administered acutely by intravenous routes and must be used with an anticoagulant such as heparin. These and other factors limit the use of the currently available antithrombotic drugs, especially on a chronic basis. As there are no selective orally-active thrombin, Factor Xa or Factor VIIa inhibitors presently available, the compounds under development at Corvas aim to address unmet needs in antithrombotic therapy.

    The worldwide market for antithrombotic agents is estimated to be greater than $2,000,000,000, based on 1994 market audits. Approximately half of the sales are in each of the antiplatelet and anticoagulant categories. According to these market audits, 1994 U.S. sales of anticoagulants were greater than $440,000,000. Of this total, approximately $300,000,000 was contributed by the sales of COUMADIN-Registered Trademark-, the DuPont-Merck brand of warfarin.

    Sales of COUMADIN have been growing in recent years due to adoption by many physicians for two newly approved indications: treatment of patients with AF for prevention of stroke and prevention of recurrent MI. Treatment guidelines issued by the American College of Chest Physicians ("ACCP") in October 1995 recommend the use of oral anticoagulation to decrease the risk of stroke. Yet federal government agency estimates are that only 25% of AF patients are currently treated with oral anticoagulants. Based on interviews with clinicians, the Company believes that this is primarily because physicians fear the bleeding complications of COUMADIN.


    Approximately $140,000,000 of the U.S. anticoagulant sales reported in 1994 are in the parenteral category and comprise the traditional heparins and new low molecular weight heparin. In 1994, sales of LOVENOX-Registered Trademark-, the first low molecular weight heparin introduced in the U.S.
by Rhone-Poulenc Rorer ("RPR"), reached $38,000,000. RPR has reported that sales of LOVENOX and related brands exceeded $300,000,000 worldwide in 1995. LOVENOX is primarily indicated for prophylaxis of venous thrombosis in major orthopedic surgery, such as hip and knee replacement. In October 1995, treatment guidelines for use of anticoagulation as prophylaxis to prevent deep vein thrombosis were also issued by the ACCP. PE resulting from DVT is estimated to be the most frequent cause of preventable in-hospital deaths.
It is estimated that increased prophylaxis with low molecular weight heparins will reduce the risk of fatal pulmonary embolism in major orthopedic procedures. A second low molecular weight heparin, FRAGMIN-TM-, was recently approved in the U.S. for use as therapy in major abdominal surgery.


    The Company believes the large number of patients affected by thrombotic and associated vascular diseases, together with the limited efficacy of, and adverse side effects associated with, existing surgical procedures and drug therapies, provides significant market opportunities for new drugs. The recent growth in sales in the antithrombotic drug category supports the view that physicians are adopting new agents in search of better therapeutic outcomes and economics. Corvas is building on recent scientific advances in the understanding of the mechanisms of blood clot formation and is developing new therapeutics designed to intervene more specifically in the disease process to result in drugs which the Company believes will offer important economic and therapeutic advantages over existing therapy.

INFLAMMATION

    Inflammation is a response by the body to injury and infection. The diverse inflammatory responses are mediated by a series of molecular events, known as the inflammatory cascades, by which the body attempts to limit or destroy the injurious agents, heal wounds and maintain health. However, inflammatory responses can result in significant tissue injury and disease. A primary event in a major class of inflammatory response is the attachment, or adhesion, of neutrophils, a specific type of white blood cell, to endothelial cells which line the blood vessel walls. Adhesion is caused by the interaction of specific receptors on the neutrophils with target adhesion molecules on the endothelial cells. After adhesion occurs, the neutrophils migrate across the lining of the blood vessel and into the tissue where they release toxic substances, which contribute to tissue damage. These events occur in both acute and chronic inflammatory conditions. Acute disorders which are often accompanied by this inflammatory response


                                         27.

include stroke, traumatic shock and many forms of reperfusion injury which can occur following certain surgical procedures such as aortic aneurysm repair, artery bypass grafting and major abdominal surgery.

    Current anti-inflammatory drugs generally seek to alleviate symptoms rather than intervene in the underlying disease processes. Blocking the activation and adhesion of white blood cells to endothelial cells, and thereby preventing their accumulation in tissue, is an alternate approach which could more effectively intervene early in the inflammatory process. Using advanced understanding of the underlying mechanisms of inflammation and tissue injury, Corvas is seeking to develop new anti-inflammatory agents designed to intervene early in the disease process and provide improved efficacy and safety. The Company is focusing its NIF program on the development of a protein drug that will inhibit neutrophil activation, adhesion and transmigration into brain tissue to attenuate and prevent injury following stroke and head trauma. The Company believes this approach may lead to a new drug for the treatment of stroke victims, for whom no effective therapy exists.

INTEGRATED TECHNOLOGY PLATFORMS

    In its drug discovery programs, Corvas applies a highly integrated, multidisciplinary approach to produce novel molecules as both drug discovery tools and drug candidates. The Company's medicinal chemistry expertise is essential to the development of synthetic pharmaceuticals and is supported by its capabilities in protein engineering, biochemistry, immunology, monoclonal antibody technology, analytical chemistry, animal pharmacology, molecular modeling and IN VITRO and IN VIVO biological testing. In addition, the Company has developed combinatorial chemistry approaches which have yielded lead compounds for its antithrombotic program. The Company believes these technologies have potential application to the discovery of drug candidates in other therapeutic fields.

STRUCTURE-BASED DRUG DESIGN

    Corvas scientists have extensive knowledge and experience in computer-aided drug design and have developed novel, proprietary software to expedite the protein-based design of synthetic drugs. Using computer-aided molecular modeling techniques, Company scientists have developed models of the active sites of serine proteases and have gained valuable insights regarding the unique features of specific targets. Corvas has also used computer modeling to study the interaction of candidate drugs with target enzymes. In addition, through collaboration with university-based scientists, Corvas has obtained X-ray crystal structures of candidate drugs bound to the active site of the target enzyme thrombin. Crystal structures of Corvas inhibitors bound to Factor Xa and Factor VIIa/TF are also being determined. By systematic iterative synthesis, biological evaluation and modeling, Company scientists have developed a comprehensive database correlating biological activity of candidate drugs with their structures.

    The Company has developed several proprietary chemical strategies for inhibiting serine protease enzymes using a concept known as "transition state analog inhibition." In this approach, an inhibitor is synthesized which mimics the "transition state" structure that is intermediate between that of the enzyme's substrate and its product. By exploiting this principle, Company scientists have produced inhibitors of three enzymes in the coagulation cascade and several other targets outside of thrombosis. The resulting inhibitors bind reversibly, but tightly, to the target enzyme and have been shown to exhibit excellent pharmacologic properties.

    Company scientists are currently combining certain Corvas proprietary inhibitor chemistry with recently developed methods of combinatorial chemistry to create methods of producing large libraries of candidate inhibitors. It is expected that such methods, if successfully developed, will improve the speed of lead identification efforts and enable the Company to more rapidly expand its portfolio to new target enzymes.

BIOLOGICAL DISCOVERY

    Natural products have been a source of new drugs for many years. Advances in molecular biology permit the search for, and identification of, new biological activities in a variety of sources if appropriate analytical assays exist. A secondary discovery strategy used by Corvas scientists has been to examine blood-feeding parasites which infect mammals as a source of biologically-active agents which can serve as mechanistic probes and potential drug


                                         28.

candidates. Using specialized assays of coagulation enzyme and white blood cell activity, Corvas scientists have discovered natural molecules which inhibit certain blood coagulation enzymes and certain white blood cell functions. These molecules, from the NAP and NIF families, are further described below. Techniques used to discover these molecules include classical protein fractionation and activity purification as well as gene cloning techniques, including specialized expression cloning methods developed by Corvas scientists. The study of the structure and function of molecules evolved by nature to perform specialized biochemical functions often yields novel insights into molecular mechanisms. Such studies have provided competitive advantages to Company scientists which are being applied in its small molecule drug discovery programs. The Company anticipates using its biological discovery competence to identify molecules that act on new drug discovery targets and to identify novel targets for future discovery programs as well.

MOLECULAR PHARMACOLOGY

    Using the two platform technologies described earlier, Company scientists seek to generate many lead molecules which must be rigorously evaluated to determine their suitability as drug candidates for further preclinical and clinical development. This evaluation process relies on Corvas' expertise in molecular pharmacology. Corvas has evolved a highly specialized capability to evaluate leads for selection as candidate antithrombotic and related drugs.
Such expertise depends on a unique blend of IN VITRO biochemical and IN VIVO biological techniques, with testing in both small and large laboratory animal models of disease processes. Selection of candidates from leads depends on the specific intended use and route of administration of a drug. Company scientists are highly experienced in evaluating molecules for bioavailability by various routes of administration, including the oral, intravenous and subcutaneous routes. To complement its internal resources in physiology and pharmacology, the Company has conducted numerous animal studies in collaboration with outside investigators, primarily in academic settings, who provide specialized models and comparative data bases which are critical to the drug selection process.

PRODUCT DEVELOPMENT PROGRAMS

    The following table describes the Company's primary drug development programs and their potential therapeutic indications and development status. There can be no assurance that the Company's product development efforts will progress any further or be successfully completed. In addition, there can be no assurance that the Company's potential products will be capable of being produced in commercial quantities at reasonable costs, that required regulatory approvals can be obtained or that any potential products, if introduced, will be successfully marketed or achieve market acceptance.

                                         29.


PROGRAM/MOLECULAR TARGET            THERAPEUTIC INDICATIONS(1)       DEVELOPMENT STATUS(2)
- ------------------------            --------------------------       ---------------------
ANTITHROMBOTIC

CORTHROMBIN COMPOUNDS/THROMBIN
Oral(3)                             DVT, PE, UA, stroke, AF          Phase Ia trial completed in 1995;  Schering-Plough expected to start Phase I trial in 1997
CORDECIN AS COMPOUNDS(4)/FACTOR Xa

Parenteral (NAP-5)                  MI, UA, DVT, PE                  Preclinical development

Oral                                Post-MI, UA, stroke, AF, DVT     Lead evaluation/Preclinical development

CORSEVIN AS COMPOUNDS/FACTOR VIIa/TF

Parenteral (NAPc2)                  DVT, PE, UA                      Preclinical development

Oral                                Post-MI, prevention of           Lead discovery
                                    cardiovascular disease,
                                    UA, stroke, AF

CORSEVIN M(5)/FACTOR VIIa
                                    Antithrombotic                   Phase Ib clinical trials


ANTI-INFLAMMATORY

NIF(6)                              Stroke, reperfusion injury       Preclinical development with Pfizer



________________

(1) The following abbreviations are used in the table: AF=atrial fibrillation; MI=myocardial infarction; DVT=deep vein thrombosis; PE=pulmonary embolism; UA=unstable angina.
(2) The following definitions apply to the table: "Lead discovery"=Identification of lead compounds with activity in appropriate IN VITRO assay systems. These lead compounds may require additional chemical manipulation and more extensive evaluation prior to selection of candidates, if any, for preclinical development. "Lead evaluation"=Extensive evaluation of lead compounds in multiple IN VITRO assay systems and preliminary animal pharmacology studies. "Preclinical development"=Conduct of specific studies to support clinical testing. See "Business - Government Regulation" for a description of the clinical trial process.
(3) Oral CORTHROMBIN has been licensed to Schering-Plough. See "Business - Strategic Alliances - Relationship with Schering-Plough."
(4) Schering-Plough has an exclusive option until December 1996 for CORDECIN AS compounds. See "Business - Strategic Alliances - Relationship with Schering-Plough."
(5) CORSEVIN M has been licensed to Centocor. See "Business - Strategic Alliances - Relationship with Centocor."

                                         30.

(6) NIF is subject to an option by Pfizer to take an exclusive license to the product and related technology. See "Business - Strategic Alliances - Relationship with Pfizer."

ANTITHROMBOTIC PROGRAM

    Currently available antithrombotic agents, despite their limitations, are used in a diverse range of clinical indications. In clinical practice, multiple antithrombotic drugs are often administered concurrently, and it is expected that drugs under development by Corvas may also be used in multidrug regimens. The Company has therefore adopted a broad approach in its antithrombotic program, targeting intervention at three key biochemical steps, in order to develop agents for multiple clinical indications. Corvas is developing compounds which inhibit Factor VIIa/TF, Factor Xa and thrombin, and believes that these drugs may have advantages over currently available antithrombotic drugs and over certain other antithrombotic drugs under development. As additional preclinical and clinical data are obtained, the Company expects to select optimal compounds for further development in specific clinical indications, either as parenteral or oral drugs. The Company believes that its program targeting the inhibition of the key coagulation enzymes is among the most comprehensive in the industry and that it has achieved a leading position in the design and development of orally-active antithrombotic agents.


    CORTHROMBIN COMPOUNDS. Corvas has developed highly potent and selective small molecule inhibitors of thrombin, a key blood enzyme that produces fibrin and causes platelet aggregation. Fibrin and platelets are the two major components of a blood clot. In December 1994, Corvas entered into a strategic alliance with Schering-Plough to develop and commercialize oral thrombin inhibitor drugs. See "Business - Strategic Alliances - Relationship with Schering-Plough." Corvas has developed a strong portfolio of orally-active thrombin inhibitors upon which this alliance is based. Lead compounds in several classes have been identified for further development and are being actively studied in animals and in early human testing. In the second half of 1995, Corvas conducted an initial human safety study of CVS-1123, a lead orally-active thrombin inhibitor. In this Phase Ia study, CVS-1123 demonstrated oral activity and was well tolerated. The Company presented the first results of the Phase Ia clinical trial at a scientific meeting in April 1996. Corvas and Schering-Plough are actively evaluating a series of follow-on compounds in the same chemical class as CVS-1123 in order to select a drug candidate for development by Schering-Plough. This selection is expected to be made by the end of 1996, upon which Schering-Plough will make a $3,000,000 milestone payment. Corvas has filed a series of patent applications covering novel thrombin inhibitor structures, chemical strategies for inhibiting thrombin and related enzymes, and methods of treating thrombosis with such inhibitors. The Company believes that it has and will continue to establish a strong patent position in the field of thrombin inhibitors. See "Business - Patents and Proprietary Rights."


    CORDECIN AS COMPOUNDS. Corvas is developing synthetic inhibitors of Factor Xa. Progress has been made in the identification of potent and specific Factor Xa inhibitors in IN VITRO assay systems and in IN VIVO animal models, including compounds which exhibit oral activity in rodent models of thrombosis and oral bioavailability in conscious dogs. Research activities are focused on continued refinement of these molecules to identify suitable preclinical candidates. As part of the strategic alliance with Schering-Plough to develop and commercialize oral antithrombotic drugs, Schering-Plough has obtained an exclusive option for CORDECIN through December 1996. See "Business - Strategic Alliances - Relationship with Schering-Plough."

    CORSEVIN AS COMPOUNDS. Corvas has designed, synthesized and evaluated a large number of proprietary synthetic compounds which inhibit the activity of Factor VIIa/TF. Additional medicinal chemistry research and pharmacology testing is ongoing to refine these molecules and further improve their potency and selectivity. The Company intends to seek a strategic alliance to support the development of Factor VIIa/TF inhibitors for chronic therapy.

    NAP FAMILY. In addition to the chemistry-based approach described above, Corvas scientists have recently discovered a unique family of small protein inhibitors of Factors Xa and VIIa/TF. These NAP proteins were discovered from blood-feeding hookworms, parasites which have evolved efficient anticoagulation mechanisms.

                                         31.

Based on comparative data developed both in the Company's laboratories and with collaborators, the Company believes that these agents exhibit unprecedented antithrombotic potency in animal models. In addition, animal studies demonstrate that NAP proteins may be administered by the subcutaneous route, and assuming that similar properties are demonstrated in humans, this is expected to be an attractive competitive feature of these agents. The discovery and characterization of a specific Factor Xa inhibitor, NAP-5, was reported at scientific meetings in 1995, including the American Heart Association, and was discussed in a full paper in the PROCEEDINGS OF THE NATIONAL ACADEMY OF SCIENCES ("PNAS"). The cloning and characterization of a novel Factor VIIa/TF inhibitor, NAPc2, is described in a second paper, published on March 5, 1996 in PNAS. The Company plans to present additional scientific results at meetings throughout 1996. Based on the preclinical studies conducted to date, the Company has selected NAPc2 as a development candidate and has commenced the necessary preclinical studies to bring NAPc2 to the clinic for initial human testing in early 1997. Initial clinical trials and early Phase II efficacy studies are currently being designed. The Company has engaged a contract manufacturer to produce the necessary clinical supplies.


    CORSEVIN M. Corvas has developed CORSEVIN M, a potent and specific monoclonal antibody fragment. CORSEVIN M acts at the initial step of the coagulation cascade by binding to coagulation Factor Vlla and neutralizing its clot-forming activity. In 1993, the Company completed a Phase I clinical trial of CORSEVIN M which it believes is the first specific inhibitor of the initiation of the coagulation cascade to have been tested in humans. In Phase Ia clinical trials, this compound showed potential as a safe, fast-acting, potent and reversible anticoagulant. Because the Company is focusing its resources on non-antibody based pharmaceuticals, it licensed this product to Centocor. The Company has been advised that Centocor intends to continue the development of CORSEVIN M and that Centocor is currently evaluating its future development strategy for the agent in the light of the recent clinical trial results with its antiplatelet agent REOPRO-TM-. The Company expects that Centocor will conduct all future trials, if any, of CORSEVIN M. See "Business - Strategic Alliances - Relationship with Centocor."

ANTI-INFLAMMATORY PROGRAM

    NIF. Corvas is developing NIF, a protein which inhibits neutrophil activation, adhesion and transmigration into tissue. Corvas scientists have demonstrated that NIF interacts specifically with a cell adhesion receptor (integrin) on the surface of neutrophils known as CD11b/CD18 (Mac-1). The interaction of NIF with CD11b/CD18 blocks the adhesion of neutrophils to the endothelial cells which line blood vessels, and thereby inhibits the first step in the development of an inflammatory response. Corvas has produced multiple recombinant forms of NIF, selected one form for preclinical development, and demonstrated activity of the molecule in several animal pharmacology models of acute inflammation. The Company believes that NIF is the first identified, naturally-occurring inhibitor of CD11b/CD18, and that this novel molecule may have application as an acute anti-inflammatory drug with safety and efficacy advantages over current clinical therapy and other investigational agents.


    NIF represents a potential parenteral acute-care anti-inflammatory product. The Company has continued animal pharmacology studies of NIF, focusing on stroke and reperfusion injury, in which earlier studies have shown NIF to be highly effective. In 1995, initial studies demonstrating the potential of NIF as a therapy for stroke victims were presented at a scientific conference by Corvas collaborators and published in the ANNALS OF NEUROLOGY. Based on these early results, the Company entered into a strategic alliance with Pfizer in October 1995 to collaborate on the development of NIF as a therapy for stroke and head injury. In collaboration with Pfizer and an academic laboratory, studies to evaluate the efficacy of NIF in animal models of stroke are continuing. Additionally the Corvas-Pfizer collaboration is currently focusing on the manufacture of additional supplies of NIF for toxicology studies and early human studies. If the project proceeds on schedule, initial human studies are planned for 1997. See "Business - Strategic
Alliances - Relationship with Pfizer."


DRUG DESIGN

    In its drug discovery programs, Corvas applies a highly integrated, multidisciplinary approach to produce novel molecules as both drug discovery tools and drug candidates. The Company's medicinal chemistry expertise is essential to the development of synthetic pharmaceuticals and is supported by its capabilities in protein engineering, biochemistry, immunology, monoclonal antibody technology, analytical chemistry, animal pharmacology,

                                         32.

molecular modeling and IN VITRO and IN VIVO biological testing. In addition, the Company has developed combinatorial chemistry approaches which have yielded lead compounds for its antithrombotic program. The Company believes these technologies have potential application for the discovery of drug candidates for other therapeutic indications.

    Corvas scientists also have extensive knowledge and experience in computer-aided drug design and have developed novel, proprietary software to expedite the protein-based design of synthetic drugs. Using computer-aided molecular modeling techniques, Company scientists have developed models of the active sites of serine proteases and have gained valuable insights regarding the unique features of specific targets. Corvas has also used computer modeling to study the interaction of candidate drugs with target enzymes. By systematic synthesis, biological evaluation and modeling, Company scientists have developed a comprehensive database correlating biological activity of candidate drugs with their structures.

COMMERCIAL PRODUCTS

    The Company has entered into two agreements with Ortho for manufacturing and worldwide marketing by Ortho of diagnostic tests containing recombinant human tissue factor produced by Corvas. See "Business - Strategic Alliances - Relationship with Ortho Diagnostic Systems."

    Corvas also supplies recombinant human tissue factor and a group of tissue factor-specific monoclonal antibodies to a distributor for use in the research market. Sales of these products have not been significant to date and are not expected to be significant in the future.

STRATEGIC ALLIANCES

    As part of the Company's strategy for the research, development and commercialization of its products, the Company may enter into various arrangements with corporate partners, licensors, licensees and others. Such arrangements may include the grant of manufacturing, marketing or other rights. There can be no assurance that any additional arrangements beyond those detailed below will be established or that new products will be successfully developed and commercialized under any existing alliances. If the Company is not able to establish additional arrangements, it could encounter delays in developing its products or find that the development, manufacture or sale of its products in such markets is adversely affected. While Corvas believes that parties to any such arrangements will have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources they devote to these activities will not be within the Company's control.

RELATIONSHIP WITH SCHERING-PLOUGH

    In December 1994, the Company entered into a strategic alliance agreement with Schering-Plough to collaborate on the discovery and commercialization of oral thrombin inhibitor drugs for the prevention and treatment of chronic cardiovascular disorders. The initial collaboration covers development of inhibitors of thrombin, a key blood clotting enzyme. In addition, Schering-Plough acquired an exclusive option (which was extended to December 1996 upon payment of $1,000,000) to expand the program to include inhibitors of a second significant blood coagulation enzyme, Factor Xa.

    Under the terms of the agreement, Schering-Plough will compensate the Company for the costs of research and preclinical development of thrombin inhibitors over two years. Schering-Plough, which is responsible for certain preclinical development, all clinical trials and regulatory activities, received exclusive worldwide manufacturing and marketing rights for any resulting thrombin inhibitors. The Company may also receive milestone payments and royalties on sales of therapeutics resulting from this alliance. However, there can be no assurance that products will be successfully developed and commercialized under this alliance.


    In connection with this alliance, Schering-Plough paid certain fees and purchased 1,000,000 shares of Series A Convertible Preferred Stock of the Company in 1994 resulting in net proceeds of $4,864,000. Revenue of $4,000,000 was recognized under this agreement in 1995. If the option for Factor Xa is exercised, Schering-Plough


                                         33.

has agreed to make an additional equity investment, as well as payments for certain fees, research and development expenses, and regulatory milestones. To date, Corvas has received a total of $14,000,000 from Schering-Plough under the alliance.


    Schering-Plough beneficially owns approximately 9.0% of the outstanding securities of the Company on an as-converted basis.


RELATIONSHIP WITH PFIZER

    In October 1995, the Company entered into a research and option agreement with Pfizer to collaborate on the development of NIF. During the option period, which concludes in October 1996 but may be extended by Pfizer until April 1997, Pfizer will fund its own further development of NIF, including costs associated with clinical trials. If Pfizer exercises its option by April 1997, pursuant to a license and development agreement, Corvas will conduct certain development activities for an additional two-year period and Pfizer will receive an exclusive, worldwide license to further develop, manufacture and market NIF as a therapeutic agent. If the option to enter into the license and development agreement is exercised, Pfizer will pay the Company an additional license fee of $1,000,000 and will compensate the Company for certain costs of research and preclinical development of NIF over a two-year period. If products are successfully commercialized from this agreement, the Company will also receive milestone payments and royalty payments on product sales. However, there can be no assurance that products will be successfully developed and commercialized under this alliance.

RELATIONSHIP WITH ORTHO DIAGNOSTIC SYSTEMS

    In June 1992, the Company entered into two agreements with Ortho for manufacturing and worldwide marketing by Ortho of diagnostic tests containing recombinant human tissue factor produced by Corvas. These tests are used to determine the blood clotting ability of patients. European sales of this product commenced in 1992 and sales in the U.S. commenced in 1993. In order to maintain its rights pursuant to these agreements, Ortho is required to make minimum annual purchases of materials, royalty payments, and one additional milestone payment.

RELATIONSHIP WITH CENTOCOR

    In November 1991, the Company entered into an agreement with Centocor in which Corvas granted rights to Centocor to license and commercialize certain monoclonal antibody products developed by Corvas. For one such monoclonal antibody product, CORSEVIN M, Corvas completed a Phase Ia clinical trial in 1993. Centocor has informed the Company that it intends to continue the development of CORSEVIN M. Corvas will depend on Centocor for the continued development of CORSEVIN M and product sales. In 1994, Centocor terminated its option rights to future monoclonal antibody products discovered or acquired by the Company. The Company may receive a future milestone payment upon receipt of certain regulatory approvals and royalties on product sales.


    In connection with this alliance, Centocor purchased preferred stock (subsequently converted to common stock) of the Company for an aggregate purchase price of $9,250,000. In connection with a lawsuit brought against Corvas, several of its directors and Centocor, Centocor transferred 600,000 of its Corvas shares towards the settlement during 1995. See "Business - Legal Proceedings." On an as-converted basis, Centocor presently beneficially owns approximately 4.9% of the outstanding securities of the Company.


RESEARCH COLLABORATIONS AND LICENSES

    Corvas has also established collaborations with scientists at a number of leading U.S. and European academic and clinical research centers to further its technology and product development objectives. These collaborations are generally conducted pursuant to agreements which give the Company a license, or the option to license, certain technology, patent rights or materials which may be valuable to the Company. These agreements may require the Company to fund research or to pay license fees or milestone payments and, upon commercial sale of certain products, royalties. The Company also has several contractual arrangements with scientific advisors and collaborators for which the Company compensates these individuals or an affiliated entity.

                                         34.

PATENTS AND PROPRIETARY RIGHTS


    The Company's success will depend in part on its ability to obtain patent protection for its products, both in the U.S. and other countries. The patent position of biotechnology and pharmaceutical companies is highly uncertain and involves complex legal and factual questions. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The Company intends to file applications as appropriate for patents covering both its products and processes. As of the date of this Prospectus, Corvas holds rights in nine U.S. patents and has been notified of four allowed patent applications in the U.S. Of the issued patents, seven are owned by the Company and two are licensed by the Company. Corvas has filed or holds licenses to 55 additional patent applications that currently are pending in the U.S. Patent and Trademark Office. Approximately one-third of these pending patent applications are duplicate applications the Company filed in anticipation of changes to U.S. patent law that became effective in June 1995 and that may affect the term of U.S. patents. Foreign counterparts of certain of the U.S. applications have been filed in many countries. In addition, Corvas holds rights in four foreign-issued patents; Corvas owns one such patent and is the exclusive licensee, in a defined field of use, of the remaining three foreign patents. There can be no assurance that patents will issue from any of the patent applications owned or licensed by the Company or that claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents issued or licensed to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company.



    As is typical in the biotechnology industry, the commercial success of the Company will depend in part on the Company neither being found infringing on patents issued to competitors nor breaching the technology licenses upon which the Company's products might be based. While the Company is aware of third party patent applications and issued patents in the Company's field, it is uncertain whether these will require the Company to alter products or processes, obtain licenses or cease certain activities. If the Company is required to obtain such licenses, there can be no assurance the Company will be able to obtain any necessary licenses at a reasonable cost. Failure by the Company to obtain a license to any technology that it requires to commercialize its products and obtain FDA approval within an acceptable period of time, if required to do so, would have a material adverse effect on the Company. Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of others' proprietary rights.


    In 1993, the U.S. Patent and Trademark Office declared an interference and is currently in the process of determining the priority of invention between a patent for which some rights are licensed to the Company and a patent application for which rights are licensed to another party. The subject matter of these licenses is recombinant tissue factor which is used by Ortho to determine the blood clotting ability of patients. There can be no assurance that the U.S. Patent and Trademark Office will rule in a manner favorable to the Company on this matter. See "Business - Legal Proceedings."

    In addition to patents, the Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through appropriate confidentiality and proprietary information and inventions agreements with its current and prospective collaborative partners, employees, scientific advisors and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

    Certain of the Company's research has been funded in part by the SBIR program. As a result of such funding, Government Rights will exist in any technology, including inventions, developed with the funding. These rights include the grant of a non-exclusive, paid-up, worldwide license to such inventions for any governmental purpose. In addition, the government has the right to require the Company to grant an exclusive license to any of such inventions to a third party if the government determines that (i) adequate steps have not been taken to commercialize such inventions, (ii) such action is necessary to meet public health or safety needs or (iii) such action is necessary to meet requirements for public use under federal regulations.
Federal law requires any licensor of an invention that was partially funded by federal grants to obtain a covenant from its exclusive licensee to substantially manufacture products using the invention in the U.S. In addition, the Company's licenses may also relate to technology developed with federal funding and, therefore, may also be subject to Government Rights.

                                         35.

GOVERNMENT REGULATION

    The production and marketing of the Company's products and its ongoing research and development activities are subject to regulation by numerous governmental authorities in the U.S. and other countries. Any drug developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process mandated by FDA and equivalent foreign authorities before it can be marketed. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, recordkeeping and marketing of such products. These processes can take a number of years and require the expenditure of substantial resources. Any failure by the Company or its collaborators or licensees to obtain, or any delay in obtaining, regulatory approvals could adversely affect the marketing of any products developed by the Company and its ability to receive product or royalty revenue.

    The activities required before a pharmaceutical agent may be marketed in the U.S. begin with preclinical testing. Preclinical tests include laboratory evaluation of product chemistry and animal studies to assess the potential safety and efficacy of the product and its formulations. The results of these studies must be submitted to the FDA as part of an Investigational New Drug Application ("IND"), which must be reviewed and become effective pursuant to FDA regulations before proposed clinical testing can begin. Typically, clinical testing involves a three-phase process. In Phase I, clinical trials are conducted with a small number of subjects to determine the early safety profile and the pattern of drug distribution and metabolism. In Phase II, clinical trials are conducted with groups of patients afflicted with a specified disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. In Phase III, large scale, multicenter, comparative clinical trials are conducted with patients afflicted with a target disease in order to provide enough data for the statistical proof of efficacy and safety required by the FDA and others. The results of the preclinical and clinical testing are then submitted to the FDA for a pharmaceutical product in the form of a New Drug Application ("NDA"), or for a biological product in the form of a Product License Application ("PLA"), for approval to commence commercial sales. In responding to an NDA or PLA, the FDA may grant marketing approval, request additional information or deny the application if it determines that the application does not demonstrate to the satisfaction of the FDA that the product is safe and effective for its labeled indications. With respect to biological products, an Establishment License Application ("ELA") must also be filed, and the FDA must approve the manufacturing facilities for the products. There can be no assurance that approvals will be granted on a timely basis, if at all.

    Among the conditions for NDA or PLA approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform on an ongoing basis with Good Manufacturing Practices ("GMP"). In complying with GMP, manufacturers must continue to expend time, money and effort in the area of production and quality control to ensure full technical compliance. Manufacturing facilities are subject to periodic inspections by the FDA, and noncompliance may result in the withdrawal of previously granted approvals and/or the imposition of other regulatory enforcement sanctions.

    The Company is also subject to regulation by the Food and Drug Branch of the California Department of Health Services ("FDB") and, prior to the marketing of any of its products manufactured in California, the Company will be required to secure a drug manufacturing license from the FDB. Such licenses are issued after an FDB inspection of manufacturing facilities, and are reissued on an annual basis after reinspection by the FDB.

    The Company is also subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research. The extent of government regulation which might result from any legislation or administrative action cannot be accurately predicted.

                                         36.

COMPETITION

    Due to the high incidence of cardiovascular and inflammatory diseases, most of the major pharmaceutical companies have significant research and product development programs in these areas. The Company expects to encounter significant competition as to each of the products it seeks to develop. Several existing products have well-established market positions and there are a number of new antithrombotic products in advanced clinical development. The Company's competitors include fully-integrated pharmaceutical and biotechnology companies which have expertise in research and development, manufacturing processes, testing, obtaining regulatory approvals and marketing, and may have financial and other resources greater than those of the Company. Smaller companies also may prove to be significant competitors. Furthermore, academic institutions, government agencies and other public and private research organizations conduct research relating to cardiovascular and inflammatory diseases and may seek patent protection for, and establish collaborative arrangements for the development and marketing of, products for the treatment of cardiovascular and inflammatory diseases. Products developed by these and other entities may compete directly with those being developed by the Company. These companies and institutions may also compete with the Company in recruiting and retaining highly qualified scientific personnel.

    The Company's competition will be determined in part by the potential indications for which the Company's products are developed and ultimately approved by regulatory authorities, by the timing of such approvals and market introduction and by whether any currently available drugs, or drugs under development by others, are effective in the same indications. Accordingly, the relative speed with which the Company can develop products, complete the clinical trials and approval processes, and supply commercial quantities of the products to the market is expected to be important competitive factors. The Company expects that competition among products approved for sale will be based, among other things, on product efficacy, safety, reliability, availability, price and patent position.

PROPERTIES AND MANUFACTURING

    The Company presently occupies approximately 30,200 square feet of laboratory and office space in San Diego pursuant to a lease that expires in September 1997 and has two one-year renewal options remaining.

    The Company does not have manufacturing facilities for pilot scale or commercial production of compounds under development as therapeutic products. The Company must presently rely on third parties to manufacture its candidate products for clinical testing.

    For its diagnostic product, the Company has established a quality control and quality assurance program, including a set of standard operating procedures. The Company relies on outside manufacturers for production of raw materials for this product. For therapeutic products, however, the Company will need to establish further manufacturing, quality control and quality assurance programs. The Company will continue to be dependent on contract manufacturers or strategic partners. There can be no assurance that these manufacturers will be available or will meet the Company's requirements for quality, quantity and timeliness, or that the Company would be able to find substitute manufacturers, if necessary.

HUMAN RESOURCES


    As of May 24, 1996, Corvas employed 70 individuals on a full-time basis, 19 of whom hold Ph.D. degrees.


    A significant number of the Company's management and professional employees have had prior experience with pharmaceutical, biotechnology or medical product companies. Corvas believes that it has been highly successful in attracting skilled and experienced scientific personnel; however, competition for such personnel is intense. None of the Company's employees is covered by a collective bargaining agreement. All of the Company's employees are covered by confidentiality and arbitration agreements, and certain of its officers have employment contracts.

                                         37.

LEGAL PROCEEDINGS


    The Company, several of its current and former directors, and Centocor were parties to a legal proceeding filed February 18, 1993 in the U.S. District Court for the Southern District of California. The complaint was filed by a stockholder of the Company who represented a class of persons who purchased Corvas stock from January 30, 1992 through April 14, 1992. A settlement was agreed upon and judgment of the Court entered on August 28, 1995. Upon final determination of allocations of stock to approved claimants, the remaining Corvas settlement amounts were distributed in May 1996. The Company continues to deny all claims of wrongdoing and maintains this denial as part of the settlement agreement.


    In 1993, the U.S. Patent and Trademark Office declared an interference and is currently in the process of determining the priority of invention between a patent for which some rights are licensed to the Company and a patent application for which rights are licensed to another party. The subject matter of these licenses is recombinant tissue factor which is used by Ortho to determine the blood clotting abilities of patients (See "Commercial
Products"). The Company believes that its licensed patent should be upheld and is contesting the other party's claims of prior invention. However, there can be no assurance that such patent will be upheld.

                                      MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    The executive officers and directors of the Company, and their ages as of May 24, 1996, are as follows:





                              NAME                     AGE                     POSITION
                              ----                     ---                     ---------
Randall E. Woods. . . . . . . . . . . . . . . . .     44   President and Chief Executive Officer
John E. Crawford. . . . . . . . . . . . . . . . .     41   Executive Vice President, Chief Financial Officer and Secretary
Donald H. Picker, Ph.D. . . . . . . . . . . . . .     50   Executive Vice President and Chief Operating Officer
William C. Ripka, Ph.D. . . . . . . . . . . . . .     56   Senior Vice President, Chemical Research
Howard R. Soule, Ph.D.. . . . . . . . . . . . . .     45   Vice President, Product Development
George P. Vlasuk, Ph.D. . . . . . . . . . . . . .     40   Vice President, Biological Research
David S. Kabakoff, Ph.D.(1) . . . . . . . . . . .     48   Chairman of the Bboard of Directors
Thomas S. Edgington, M.D.(1). . . . . . . . . . .     64   Director
John H. Fried, Ph.D.(3) . . . . . . . . . . . . .     66   Director
Theodor H. Heinrichs(3) . . . . . . . . . . . . .     69   Director
M. Blake Ingle, Ph.D.(1)(2) . . . . . . . . . . .     54   Director
Michael Sorell, M.D.(2) . . . . . . . . . . . . .     48   Director
W. Leigh Thompson, Jr., M.D., Ph.D. . . . . . . .     57   Director
Gerard Van Acker(2) . . . . . . . . . . . . . . .     52   Director
Nicole Vitullo (3). . . . . . . . . . . . . . . .     39   Director




__________________

(1)  Member of Executive Committee

(2)  Member of Audit Committee

(3)  Member of Compensation and Stock Option Committee


    RANDALL E. WOODS has been President and Chief Executive Officer since


                                         38.

May 1996. Prior to that, he served as President of the U.S. Operations, Boehringer Mannheim Pharmaceuticals Corporation from March 1994 to March 1996 and was Vice President of Marketing and Sales from December 1993 to March 1994. Prior to that, he served in various capacities at Eli Lilly & Company from 1973 to December 1993. Mr. Woods received an M.B.A. degree from Western Michigan University.



    JOHN E. CRAWFORD, a founder of Corvas, has been Chief Financial Officer since the Company's organization in May 1987, Executive Vice President since April 1989 and Secretary since March 1991. Mr. Crawford also served as President from May 1987 to April 1989, Chief Operating Officer from April 1989 to February 1991, Secretary from May 1987 to June 1989 and as a director from May 1987 to March 1991. Mr. Crawford received an M.B.A. from the University of Chicago Graduate School of Business.



    DONALD H. PICKER, Ph.D. joined Corvas in February 1996 as Executive
Vice President and Chief Operating Officer. Prior to joining Corvas, Dr. Picker was employed by Genta, Inc. for four years, most recently as Senior Vice President, Research and Development. From 1987 to 1991, he was employed at Johnson Matthey, Inc., most recently as Worldwide Vice President, Biomedical Research and Development. Dr. Picker received his Ph.D. in organic chemistry from the State University of New York in Albany.



    WILLIAM C. RIPKA, Ph.D. joined Corvas in May 1990 as Vice President, Pharmaceutical Research. In January 1995, Dr. Ripka was promoted to Senior Vice President, Chemical Research. Prior to joining Corvas, he was employed for twenty-four years by E.I. duPont de Nemours & Co. in various research positions, most recently as Research Fellow and Supervisor of Drug Design and Molecular Modeling. Dr. Ripka received his Ph.D. in physical organic chemistry from the University of Illinois.



    HOWARD R. SOULE, Ph.D. has served as Vice President, Product
Development since February 1989. From May 1988 to February 1989, he served as Director, Product Development. Dr. Soule was Program Manager of Infectious Disease Research and Development at Kallestad Diagnostics from 1984 to 1988 and previously worked as a Senior Research Chemist at Mallinckrodt, Inc. Dr. Soule received his Ph.D. in virology from Baylor College of Medicine and has four years of post-doctoral experience at The Scripps Research Institute.



    GEORGE P. VLASUK, Ph.D. joined Corvas in August 1991 as Director,
Molecular Pharmacology. He served as Executive Director, Molecular Pharmacology from July 1993 to January 1995, when he was promoted to Vice President, Biological Research. Previously, he was employed for six years at Merck Sharp & Dohme Research Laboratories, most recently as Associate Director of Hematology Research. Dr. Vlasuk received his Ph.D. in biochemistry from Kent State University.



    DAVID S. KABAKOFF, Ph.D. was named Chairman of the Board in January 1996 and has been a director since June 1989. He also served as President from April 1989 to May 1996, Chief Executive Officer from April 1989 to February 1991 and from November 1991 to May 1996, and Chief Operating Officer from February 1991 to November 1991. Dr. Kabakoff is Executive Vice President and a director of Dura Pharmaceuticals, Inc. and President of an affiliated development company, Spiros Corporation.




    THOMAS S. EDGINGTON, M.D., a founder of Corvas, has been a director since May 1987 and served as Chairman of the Board from that time until February 1991. He is a Member of The Scripps Research Institute ("Scripps"), with which he has been affiliated since 1965. Since 1968, Dr. Edgington has also been adjunct Professor of Pathology at the University of California, San Diego, and, from 1968 to 1974, he was head of the Department of Pathology and Laboratory Medicine which he founded at Scripps. He has been Vice President for Research, Chairman of the National Research Committee and a member of the Board of Directors of the American Heart Association. He was a member of the Board of Directors and the Past-President of the Federation of American Societies for Experimental Biology.


                                         39.

    JOHN H. FRIED, Ph.D. was elected a director in May 1992. Dr. Fried served in various executive capacities at Syntex Corporation ("Syntex") from April 1964 to March 1992. He served as President of Syntex Research from 1976 to March 1992, Senior Vice President of Syntex from 1981 to 1985, and Vice Chairman from 1985 to January 1993. Dr. Fried is Chairman of the Board of Alexion Pharmaceuticals and President of Fried and Company, Inc.



    THEODOR H. HEINRICHS joined the Board of Directors in February 1988. He also served as Chief Executive Officer and Chairman of the Board from February 1991 through November 1991 and January 1996, respectively. Mr. Heinrichs is a general partner with Hambrecht & Quist Life Science Venture Partners ("H&Q LSV"), with whom he has been affiliated since 1985. Mr. Heinrichs served as Chairman of the Board of Directors of Telios Pharmaceuticals, Inc. ("Telios") from January until June 1994. Telios filed for protection under Chapter 11 in the Federal Bankruptcy Court in January 1995 and was subsequently acquired by INTEGRA, L.S. Mr. Heinrichs also served as Chief Executive Officer of Canji, Inc. ("Canji") from its inception through March 1993 and was Chairman of the Board until March 1995. Canji was acquired by Schering-Plough in 1996.



    M. BLAKE INGLE, Ph.D. was elected a director in January 1994.  Dr.
Ingle was the President and Chief Executive Officer of Canji from March 1993 to February 1996, when it was acquired by Schering-Plough. Prior to that, he was employed in a variety of capacities with the IMCERA Group, Inc., consisting of Mallinckrodt Medical, Mallinckrodt Specialty Chemicals and Pitman Moore from 1980 to 1993, most recently serving as President/Chief Executive Officer. Dr. Ingle was a director of Telios and was its Chief Executive Officer from December 1994 to January 1995. He currently serves as a director for Synbiotics Corporation and as a member of the Board of Trustees at La Jolla Cancer Research Foundation.



    MICHAEL SORELL, M.D. was appointed a director in April 1996. He, with several partners, is currently forming an investment bank based in New
York. He was associated with Morgan Stanley & Co. in various capacities, the last being Principal, from July 1986 to February 1992. He left the firm to become a partner in a joint venture with Essex Investment Management of Boston. In August 1994, he rejoined Morgan Stanley as the emerging growth analyst and principal where he served until February 1996. Prior to that, he was on staff at Memorial Sloan-Kettering Cancer Center and worked in Clinical Development at Schering-Plough Corporation.



     W. LEIGH THOMPSON, JR., M.D., Ph.D. was appointed as a director in January 1996. Dr. Thompson retired as Chief Scientific Officer of Eli Lilly and Company in 1995, where he had served in various capacities since 1982. He is the President and Chief Executive Officer of Profound Quality Resources, Ltd., a consulting company, and serves on the Board of Directors for GENEMEDICINE, INC., DNX Corporation, Guilford Pharmaceuticals and Orphan Medical, Inc.



    GERARD VAN ACKER has been a director since March 1991. Mr. Van Acker has been President and Chief Executive Officer of Gewestelijke Investeringsmaatschappij voor Vlaanderen, N.V. (The Investment Company for Flanders) ("GIMV"), based in Antwerp, Belgium, since founding it in 1980. He was a co-founder and the first President of PGS and currently serves as its Vice-Chairman. Mr. Van Acker is also a director of BARCO, N.V.



    NICOLE VITULLO was appointed a director in April 1996. She has been a Vice President since November 1992 with Rothschild Asset Management, Inc., which manages two publicly traded funds, International Biotechnology Trust ("IBT") and Biotechnology Investments, Limited. She served as Director of Corporate Communications at Cephalon, Inc. from July 1991 to November 1992. Prior to that, she was Manager, Healthcare Investments at Eastman Kodak Company. Ms. Vitullo serves on the boards of directors of Cytel Corporation, Anergen, Incorporated, and LocalMed, Inc.


    Mr. Van Acker was nominated for election as a director in accordance with an agreement among the Company, GIMV and PGS, entered into in March 1991 under which the Company issued shares of preferred stock (subsequently converted into common stock) to GIMV and PGS. Pursuant to such agreement, the Company has agreed that, for as long as the holders of such shares of stock hold not less than 10% of the voting power of the

                                         40.

Company, it will nominate for election to the Board of Directors the number of persons designated by such holders that they would be entitled to elect under cumulative voting.


    Each officer serves at the discretion of the Board of Directors subject to existing employment agreements in the case of Mr. Woods, Mr. Crawford and Dr. Picker. See "Management - Employment Agreements." The Company's Bylaws permit the Board of Directors to establish by resolution the authorized number of directors, and the Company currently has ten directors authorized. The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Each director holds office until the annual meeting of stockholders of the Company which coincides with the end of such director's three-year term and until such director's successors have been elected and duly qualified. There are no family relationships among any of the directors or officers of the Company.


BOARD COMMITTEES

    The Executive Committee presently consists of Drs. Kabakoff, Edgington and Ingle. This committee is authorized to exercise the full authority of the Board of Directors except with respect to (i) those matters not permitted by the Delaware General Corporation Law to be delegated to any committee, (ii) approval of obligations of the Company in amounts greater than $100,000, (iii) approval of annual operating plans, business plans and major strategic decisions and
(iv) approval of other major transactions such as corporate partnerships or financing plans.

    The Audit Committee consists of Mr. Van Acker and Drs. Ingle and Sorell. The Audit Committee, which meets periodically with management and the Company's independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews internal accounting procedures and the adequacy of internal controls.

    The Compensation and Stock Option Committee consists of Mr. Heinrichs, Dr. Fried and Ms. Vitullo. This committee reviews and recommends to the Board salaries, incentives and other forms of compensation for officers and other employees, administers the Company's various incentive compensation and benefit plans, including the Company's 1991 Incentive and Compensation Plan, and recommends policies relating to such plans.

DIRECTOR COMPENSATION


    Members of the Board of Directors generally do not receive compensation for service as directors or for service as members of any committee of the Board, except as noted. Mr. Heinrichs and Dr. Edgington each received compensation of $36,000 for service as non-employee members of the Executive Committee in 1995. Dr. Edgington is currently receiving $36,000 for these services in 1996. Drs. Fried, Ingle, Sorell and Thompson currently receive compensation at the rate of $12,000 per year for service as outside directors unaffiliated with any principal stockholder. The members of the Board are also eligible for reimbursement for their expenses incurred in connection with Company business in accordance with Company policy.


    In addition, directors have received, and are anticipated to receive in the future, stock options under the Company's equity incentive plans or otherwise. Each non-employee director of the Company receives a non-discretionary stock option grant annually under the Company's 1991 Incentive and Compensation Plan ("1991 Plan"). Options granted to the non-employee directors under the 1991 Plan are not intended by the Company to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), nor do they disqualify the members of the Compensation and Stock Option Committee as "disinterested directors."

    Pursuant to an agreement executed in 1988, Dr. Edgington presently receives $36,000 annually for consulting services rendered to the Company.

                                         41.

    Pursuant to an agreement executed in June 1992, Dr. Fried presently receives $12,000 annually for consulting services rendered to the Company.



    Pursuant to an agreement executed in May 1996, Mr. Heinrichs presently receives $12,000 annually for consulting services rendered to the Company.



    Pursuant to an agreement executed in May 1996, Dr. Kabakoff will receive $8,500 for consulting services rendered to the Company in May 1996.


COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Heinrichs, who currently serves on the Compensation and Stock Option Committee of the Board, also served as Chief Executive Officer of the Company from February 1991 to November 1991.

    Dr. Fried, who currently serves on the Compensation and Stock Option Committee of the Board, entered into an agreement with the Company in June 1992 pursuant to which Dr. Fried presently receives fees of $12,000 annually for consulting services rendered to the Company.

EXECUTIVE COMPENSATION

                              SUMMARY COMPENSATION TABLE


    The following table sets forth for the years ended December 31, 1995, 1994 and 1993, compensation awarded, or paid to and earned by, the Company's Chief Executive Officer and the four other most highly compensated executive officers whose salary and bonus were in excess of $100,000 for services rendered to the Company during the fiscal year ended December 31, 1995 (collectively, the "Named Executive Officers"):




                                                                                             Long-Term
                                                                                            Compensation
                                                           Annual Compensation                 Awards
                                                   ---------------------------------       -------------          All Other
                                   Fiscal                                                                      Compensation
                                    Year          Salary($)(1)             Bonus($)           Shares                ($)(3)
Name and Principal                --------         -----------           ------------       Underlying         -------------
    Position                                                                               Options (#)(2)
- ---------------------------                                                                --------------
David S. Kabakoff, Ph.D(4)....      1995             212,000                  --             164,285               3,971
Chairman, President &               1994             205,000              24,000              65,000               3,974
Chief Executive Officer             1993             205,000                  --                  --               3,748



John E. Crawford..............      1995             129,000                  --              85,000               2,725
Executive Vice President            1994             125,000              12,000              35,000               2,637
& Chief Financial Officer           1993             125,000                  --              15,000               2,507

William C. Ripka, Ph.D........      1995             165,000                  --              68,000               4,694
Senior Vice President,              1994             160,000              12,000              25,000               4,732
Chemical Research                   1993             160,000                  --                  --               4,468

Howard R. Soule, Ph.D.........      1995             127,500                  --              40,000               2,406
Vice President,                     1994             121,500              12,000              35,000               2,365
Product Development                 1993             118,000                  --                  --               2,215

George P. Vlasuk, Ph.D........      1995             130,160                  --              63,257                 843
Vice President,
Biological Research (5)



                                       42.

- ------------------
    (1) Includes amounts earned but deferred into the Company's 401(k) Compensation Deferral and Savings Plan ("401(k) Plan") at the election of the executive.

    (2) The Company has not issued any restricted stock awards or stock appreciation rights ("SARs") to date. These numbers include options regranted by the Company in an exchange that took place on January 16, 1995. See "Option Grants in Last Fiscal Year."

    (3) Includes amounts paid on behalf of executives for long-term disability insurance premiums and life insurance premiums.

    (4) Effective May 10, 1996, Dr. Kabakoff resigned as President and Chief Executive Officer of the Company, but will continue as Chairman of the Board. He was also a Consultant to the Company through May 31, 1996.

    (5)  Dr. Vlasuk became an executive officer in January 1995.

                          OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth, for the fiscal year ended December 31, 1995, certain information regarding options granted or repriced to each of the Named Executive Officers:



                                                             Individual Grants
                                     -----------------------------------------------------------        Potential Realizable
                                                                                                          Value at Assumed
                                        Number of      Percentage                                      Annual Rates of Stock
                                         Shares            of Total                                    Price Appreciation for
                                        Underlying         Options      Exercise                       Option Terms ($)(6)(7)
                                         Options          Granted in      Price       Expiration    ---------------------------
Name                                     Granted            Fiscal       ($/Sh)(5)       Date            5%            10%
- ---------------------------             (#)(1)(3)            Year(4)    -----------   -----------   -----------     -----------
                                     --------------     -------------
David S. Kabakoff, Ph.D.(8)....         164,285(1)          21.8%         2.1875       01/15/05        226,008        572,749

John E. Crawford...............          75,000(1)           9.9%         2.1875       01/15/05        103,178        261,473
                                         10,000(2)           1.3%         3.8125       10/12/05         23,977         60,761

William C. Ripka, Ph.D.........          68,000(1)           9.0%         2.1875       01/15/05         93,548        237,069

Howard R. Soule, Ph.D..........          30,000(1)           4.0%         2.1875       01/15/05         41,271        104,589
                                         10,000(2)           1.3%         3.8125       10/12/05         23,977         60,761

George P. Vlasuk, Ph.D.........          63,257(1)           8.4%         2.1875       01/15/05         87,023        220,534




_______________

    (1) On January 16, 1995, the Compensation and Stock Option Committee of the Board of Directors approved an offer for all employees, including officers, to exchange outstanding options with exercise prices greater than $2.44 per share for an equivalent number of options issued under the 1991 Plan at the fair market value on January 16, 1995. The new options did not vest for six months from the date of grant (12 months for executive officers), at which time the options vested in the equivalent percentage as the canceled options at the

                                         43.

     time such options were canceled. After the initial vesting of at least 25%, the remainder of the options vest 6.25% per quarter. The options remain exercisable for 10 years from the new grant date. For each employee, the receipt of the replacement grant was subject to the employee's consent to the cancellation of the original grants.

(2) Options granted on October 13, 1995 vest over a four year period, 25% on the first anniversary of the grant date and 6.25% each quarter thereafter until fully vested. Upon certain corporate events resulting in a change in control, at the discretion of the Board of Directors, (i) the outstanding options will be assumed or replaced by substitute options granted by any surviving corporation, or (ii) the outstanding options will become exercisable for a minimum of 30 days prior to such event.

(3) Options have a maximum term of 10 years measured from the grant date, subject to earlier termination upon the optionee's cessation of service with the Company.

(4) Based on an aggregate of 754,727 shares subject to options granted to employees in fiscal 1995, including grants to Named Executive Officers and shares subject to replacement options granted.

(5) The exercise price is equal to 100% of the fair market value of the Common Stock on the date of grant, as determined by the Compensation and Stock Option Committee of the Board of Directors.

(6) The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission ("Commission") and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon a number of factors, including the future performance of the Common Stock, overall market conditions and the timing of option exercises, if any.

(7) The potential realizable value is calculated based on the term of the option at its time of grant (10 years in all cases above). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders. For example, a stockholder who purchased one share of stock on January 16, 1995 at $2.1875, held the stock for 10 years and sold it on January 15, 2005 while the stock appreciated at 5% and 10% would have profits of $1.38 and $3.49, respectively, on his $2.1875 investment.

(8) Effective May 10, 1996, Dr. Kabakoff resigned as President and Chief Executive Officer of the Company, but will continue as Chairman of the Board. He was also a consultant to the Company through May 31, 1996.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information with respect to the exercise of stock options by the Named Executive Officers, during the fiscal year ended December 31, 1995 and the number and value of securities underlying unexercised options held by the Named Executive Officers as of December 31, 1995:



                                                                              NUMBER OF
                                                                          SHARES UNDERLYING           VALUE OF UNEXERCISED IN-
                                                                        UNEXERCISED OPTIONS AT          THE-MONEY OPTIONS AT
                                                                        DECEMBER 31, 1995(#)(1)      DECEMBER 31, 1995($)(1)(2)
                                                                      ----------------------------  -----------------------------
                                         SHARES          VALUE
                                       ACQUIRED ON      REALIZED
       NAME                            EXERCISE (#)        ($)        EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
- ----------------------------------     ------------     --------      -----------    -------------   -----------    -------------

David S. Kabakoff, Ph.D(3) . . . .              --             --         53,743        164,285        257,966        544,194

John E. Crawford . . . . . . . . .              --             --             --         85,000             --        265,312


                                       44.

William C. Ripka, Ph.D.. . . . . .          10,000         29,375         21,428         68,000         99,104        225,250
                                            11,428         59,283
Howard R. Soule, Ph.D. . . . . . .              --             --         33,320         66,250        140,936        191,250

George P. Vlasuk, Ph.D.. . . . . .           5,143         26,679         20,611         42,646         68,273        141,264

- --------------------------

(1) Includes options granted under the 1987 Stock Option Plan ("1987 Plan"), the 1989 Stock Option Plan ("1989 Plan") and the 1991 Plan. Options granted under the 1987 Plan and the 1989 Plan generally vest at the rate of 25% per year over four years and have a term of 10 years. In December 1991, the Board of Directors voted to terminate the 1987 Plan and the 1989 Plan, and no additional grants of options have been made under either of such plans since they were terminated. Options granted under the 1991 Plan generally have the vesting schedule reflected in Footnotes 1 and 2 of "Stock Option Grants and Exercises."

(2) Amounts reflected are based on the fair market value of the Company's Common Stock at December 31, 1995 ($5.375) minus the exercise price of the options.

(3) Effective May 10, 1996, Dr. Kabakoff resigned as President and Chief Executive Officer of the Company, but will continue as Chairman of the Board. He was also a consultant to the Company through May 31, 1996.

EQUITY INCENTIVE PLANS

1987 AND 1989 STOCK OPTION PLANS

     The Company has a 1987 Plan under which options were granted to key employees and directors of, and consultants to, the Company. As of May 24, 1996, there are 102,529 shares of Common Stock reserved for issuance upon exercise of currently outstanding options under the 1987 Plan, and no options to purchase additional shares of Common Stock are available for future grant. In addition, the Company has a 1989 Plan under which options were granted to key
employees and directors of, and consultants to, the Company.   As of May 24,
1996, there are 23,743 shares of Common Stock reserved for issuance upon exercise of currently outstanding options under the 1989 Plan and no shares remain available for future grants. Both plans provide for the grant of incentive stock options, intended to qualify as such under Section 422A of the Code, and nonstatutory stock options.

     The Board of Directors administers the 1987 Plan and the 1989 Plan (collectively, "Stock Option Plans"). The maximum term of each option granted under the Stock Option Plans is ten years. The aggregate fair market value of the Common Stock with respect to which incentive stock options are first exercisable by an optionee in any calendar year may not exceed $100,000.
Options granted under the Stock Option Plans generally are nontransferable and expire 30 days after the termination of an optionee's service to the Company.
In general, if an optionee is permanently disabled or dies during his or her service to the Company, such person's options may be exercised up to the earlier of the options' expiration date or one year following such disability or death.

     In December 1991, the Board of Directors voted to terminate the 1987 Plan and the 1989 Plan, effective as of January 30, 1992. The Company has not made any additional grants of options under either the 1987 Plan or the 1989 Plan since the Board of Directors voted to terminate such plans. However, previously granted options continue to be governed by the terms of the 1987 Plan or the 1989 Plan (and the option agreements executed thereunder), as applicable. As of May 24, 1996, the Company had outstanding options under the Stock Option Plans to purchase an aggregate of 126,272 shares held by 20 persons at the weighted average per share exercise price of $1.06. The exercise price of all options granted under the Stock Option Plans has equaled or exceeded the fair market value of the Common Stock on the date of grant as determined in good faith by the Compensation and Stock Option Committee of the Board of Directors. As of May 24, 1996, options


                                       45.

to purchase 242,068 shares of Common Stock granted pursuant to the Stock Option Plans have been exercised. As of May 24, 1996, there were no shares available for future grant under the Stock Option Plans.


1991 INCENTIVE AND COMPENSATION PLAN

     In December 1991, the Board of Directors adopted the 1991 Plan, under which the Company may grant or issue incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, dividend equivalents, performance awards and stock payments to key employees, officers and directors of, and consultants to, the Company.

     The 1991 Plan provides for the issuance of 1,275,000 shares of Common Stock. The number of shares issuable under the 1991 Plan will automatically increase each year such that the number of shares issuable at the beginning of any fiscal year will equal 10% of the number of outstanding shares of Common Stock, less the number of shares issued, and as to which options or other awards have been granted and are outstanding under the 1991 Plan (other than annual grants of nonstatutory options to non-employee directors) and the Stock Option Plans. The 1991 Plan provides for appropriate adjustments in the numbers and kind of shares subject to the 1991 Plan and to outstanding grants thereunder in the event of stock splits, stock dividends and certain other types of recapitalizations or restructurings.


     In January 1996 and April 1996, the Board of Directors amended the 1991 Plan, subject to stockholder approval, to increase the aggregate number of shares of Common Stock authorized for issuance under the 1991 Plan from 1,275,000 shares to 2,225,000 shares and to automatically increase the number of shares issuable under the 1991 Plan each quarter such that the number of shares issuable at the beginning of any fiscal quarter will equal 18% of the number of outstanding shares of Common Stock, less the number of shares issued or subject to outstanding options or other awards under the 1991 Plan (other than annual grants of nonstatutory options to non-employee directors) and the Stock Option Plans.


     A Compensation and Stock Option Committee duly appointed by the Board of Directors has authority to select the key employees, officers and directors of, and consultants to, the Company to whom grants are to be made (provided that incentive stock options may only be granted to employees of the Company), to designate the type of grant or award to be issued, to designate the number of shares covered by each grant or award, to impose a vesting schedule or other restrictions on the grants or awards, to specify the amount and type of consideration to be paid upon the exercise or receipt of a grant or award under the 1991 Plan (provided that the exercise price of incentive stock options may not be less than the fair market value of the underlying stock on the date of grant), to interpret and adopt rules for the operation of the 1991 Plan and to specify other terms of the grant or award, all subject to the terms of the 1991 Plan. The Compensation and Stock Option Committee may in its discretion delegate to the Chief Executive Officer or the Secretary of the Company, or both, all of its powers, other than the authority to make grants or awards under the 1991 Plan. To the extent that the aggregate fair market value of stock with respect to which incentive stock options are first exercisable by an optionee during any calendar year (under the 1991 Plan and/or under the Stock Option Plans) exceeds $100,000, such options shall be taxed as nonstatutory stock options.

     Under the 1991 Plan, on the date of the first meeting of the Board of Directors (but in no event later than the 30th day of each fiscal year), each director of the Company who is not an employee of the Company or a parent or a subsidiary of the Company, will automatically receive an award of a nonstatutory stock option exercisable for 5,000 shares of Common Stock. The exercise price of such option will be 85% of the fair market value of such shares of Common Stock on the date the option is granted, and the option shall become exercisable as to 25% of the underlying shares on the first through fourth anniversaries of the grant date.


     As of May 24, 1996, the Company had outstanding options under the 1991 Plan to purchase an aggregate of 1,567,060 shares held by 82 persons at the weighted average per share exercise price of $3.68. The exercise price of all options granted under the 1991 Plan has equaled or exceeded the fair market value of the Common Stock on the date of grant as determined in good faith by the Compensation and Stock Option


                                       46.

Committee of the Board of Directors. As of May 24, 1996, options to purchase 79,061 shares of Common Stock granted pursuant to the 1991 Plan have been exercised.



     In addition, the Board of Directors has granted, other than under the Stock Option Plans and the 1991 Plan, nonstatutory options to purchase an aggregate of 47,142 shares of Common Stock at a weighted average exercise price of $3.02 per share. The fair market value of the Common Stock on the grant dates, as determined in good faith by the Board of Directors, was $0.88 per share and $3.50 per share. In each case, the Board of Directors established the exercise price of the option at a level it determined to be in the best interests of the Company and necessary to achieve the compensatory purpose of the option. As of May 24, 1996, the Company had outstanding nonstatutory options to purchase an aggregate of 8,571 shares held by 2 persons at the weighted average per share exercise price of $0.88. As of May 24, 1996, nonstatutory options to purchase 28,928 shares of Common Stock have been exercised.


                                       47.

EMPLOYEE STOCK PURCHASE PLAN

     In December 1991, the Company adopted the Employee Stock Purchase Plan ("Purchase Plan") covering an aggregate of 150,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. The Board of Directors may delegate administration of the Purchase Plan to a committee selected by the Board of Directors.

     Employees are eligible to participate in the Purchase Plan if they are employed by the Company, or a subsidiary of the Company designated by the Board of Directors, for at least 20 hours per week and are employed by the Company or a subsidiary of the Company designated by the Board of Directors for at least five months per calendar year. Employees who participate in an offering have up to 10% of their earnings withheld pursuant to the Purchase Plan. The amount withheld is then used to purchase shares of the Common Stock issued by the Company on specified dates determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or on the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

401(K) PLAN


     In 1988, the Company adopted a 401(k) Plan covering all of the Company's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($9,500 in 1996) and have the amount of such reduction contributed to the 401(k) Plan.
The 401(k) Plan is intended to qualify under section 401 of the Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan and so that contributions by the Company, if any, will be deductible by the Company when made. The Trustee of the 401(k) Plan, at the discretion of each participant, invests the assets of the 401(k) Plan in any of the five investment options. The 401(k) Plan permits, but does not require, qualified nonelective contributions and company profit sharing contributions by the Company on behalf of all participants in the plan. The Company has not made any such contributions to date, but does pay the transaction costs associated with investment options under the 401(k) Plan.


EMPLOYMENT AGREEMENTS


     Pursuant to an executive employment agreement between the Company and John E. Crawford entered into in April 1989, Mr. Crawford receives a base salary, bonuses and equity compensation as determined by the compensation and Stock Option Committee of the Board of Directors. His current annual base salary is $137,000. If Mr. Crawford's employment is terminated without cause (or if he resigns under certain specified conditions, including a change of control of the Company), he will receive as severance his then-current salary and continued health insurance benefits over the 180-day period following the date of termination. If Mr. Crawford's employment is terminated with cause or he resigns, his compensation and benefits will cease immediately and he will not be entitled to severance benefits. Upon his death or total disability, he or his estate or personal representative shall be entitled to receive his then-current salary and benefits


                                       48.

over the 180-day period following the date of such event.



     Pursuant to an executive employment agreement between the Company and Donald H. Picker, Ph.D. entered into in February 1996, Dr. Picker receives a base salary, bonuses and equity compensation as determined by the Compensation and Stock Option Committee of the Board of Directors. His current annual base salary is $250,000. If Dr. Picker's employment is terminated without cause, he will receive as severance his then-current salary and continued health insurance benefits over the 180-day period following the date of termination. If
Dr. Picker's employment is terminated with cause or he resigns, his compensation and benefits will cease immediately and he will not be entitled to severance benefits. Upon his death or total disability, he or his estate or personal representative shall be entitled to receive his then-current salary and benefits over the 90-day period following the date of such event.



     Pursuant to an executive employment agreement between the Company and Randall E. Woods entered into in May 1996, Mr. Woods receives a base salary, bonuses and equity compensation as determined by the Compensation and Stock Option Committee of the Board of Directors. His current annual base salary is $300,000. If Mr. Woods' employment is terminated without cause within one year of his hire date, he will receive as severance (i) his then-current salary and continued health insurance benefits over the 12-month period following the date of termination, and (ii) one-fourth of the stock options granted to Mr. Woods upon his employment with the Company will immediately vest and become exercisable. If such termination occurs after the first year of his employment with the Company, Mr. Woods will receive as severance his then-current salary, continued health insurance benefits and continued stock option vesting over the 180-day period following the date of termination. If Mr. Woods' employment is terminated with cause or he resigns, his compensation and benefits will cease immediately and he will not be entitled to severance benefits. Upon his death or total disability, he or his estate or personal representative shall be entitled to receive his then-current salary and benefits over the 90-day period following the date of such event.


LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS


     The Registrant's Amended and Restated Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law ("Delaware Law") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary.
The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as federal securities laws or state or federal environmental laws.


     The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith


                                       49.

and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

                             CERTAIN TRANSACTIONS

     In December 1994, the Company entered into a strategic alliance agreement with Schering-Plough to collaborate on the discovery and commercialization of oral thrombin inhibitor drugs for the prevention and treatment of chronic cardiovascular disorders. The initial collaboration covers development of inhibitors of thrombin, a key blood-clotting enzyme. In addition, Schering-Plough acquired an exclusive option (which was extended to December 1996 upon payment of $1,000,000) to expand the program to include inhibitors of a second significant blood coagulation enzyme, Factor Xa.

     Under the terms of the agreement, Schering-Plough will compensate the Company for the costs of research and preclinical development of thrombin inhibitors over two years. Schering-Plough, which is responsible for certain preclinical development, all clinical trials and regulatory activities, received exclusive worldwide manufacturing and marketing rights for resulting thrombin inhibitors. The Company may also receive milestone payments and royalties on sales of therapeutics resulting from this alliance. However, there can be no assurance that products will be successfully developed and commercialized under this alliance.


     In connection with this alliance, Schering-Plough paid certain fees and purchased 1,000,000 shares of Series A Convertible Preferred Stock of the Company in 1994 resulting in net proceeds of $4,864,000. Revenue of $4,000,000 was recognized under this agreement in 1995. If the option for Factor Xa is exercised, Schering-Plough has agreed to make an additional equity investment, as well as payments for certain fees, research and development expenses, and regulatory milestones. To date, Corvas has received a total of $14,000,000 from Schering-Plough under the alliance. Schering-Plough beneficially owns approximately 9.0% of the outstanding securities of the Company on an as-converted basis.



     In February 1996, the Company completed a private placement of equity securities consisting of 3,000,000 units (the "Units"). Each Unit consisted of one share of common stock and one callable warrant to purchase one additional share of common stock. In connection with such private placement, International Biotechnology Trust and AKKAD, both beneficial owners of more than 5% of the outstanding securities of the Company, purchased 1,400,000 and 800,000 Units, respectively.



     In February 1996, the Company loaned $300,000 to Dr. Picker in connection with his employment with the Company. The loans were evidenced by two promissory notes, one in the amount of $180,000 (the "$180,000 Note"), secured by his primary residence in San Diego County, California, at an interest rate of 6% per annum, and one in the amount of $120,000 (the "$120,000 Note"), unsecured and bearing no interest. The entire outstanding principal balance of the $180,000 Note is due and payable in full upon the earlier of (i) five years from the loan date or (ii) upon Dr. Picker's termination for cause. In April 1996, Dr. Picker repaid $60,000 of the principal balance of the $120,000 Note. The remaining $60,000 of the outstanding principal balance of the $120,000 Note is due and payable in full thirty days after the earlier of (i) one year from the loan date or (ii) Dr. Picker's termination for cause. The Company will forgive the remaining $60,000 of the outstanding principal balance of the $120,000 Note
(i) one year from the date of the note provided Dr. Picker has been continuously employed by the Company for one year or (ii) upon Dr. Picker's termination without cause.



     In February 1996, Dr. Picker entered into an employment agreement with the Company. In May 1996, Mr. Woods entered into an employment agreement with the Company. See "Management - Employment Agreements."



                                       50.

     In May 1996, the Company granted Mr. Woods stock options under the 1991 Plan to purchase up to 325,000 shares of Common Stock at an exercise price of $5.06 per share in connection with his employment with the Company. Such options vest over four years: (i) one-fourth of the shares vest after twelve continuous months of service with the Company, and (ii) the remaining three-fourths of the shares vest at a rate of 6.25% for each subsequent quarter of completed service.



                                       51.

                             PRINCIPAL STOCKHOLDERS



5% STOCKHOLDERS



     The following table sets forth certain information regarding beneficial ownership of the Company's stock as of May 24, 1996 and as adjusted to reflect the sale of the Common Stock being offered hereby by each stockholder known by the Company to be the beneficial owner of more than 5% of a class of the Registrant's voting securities. Unless otherwise indicated in the footnotes to this table, each of the stockholders named in this table has sole voting power and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 13,682,471 shares of Common Stock outstanding on an as-converted basis on May 24, 1996 and 14,682,471 shares of Common Stock outstanding on an as-converted basis after completion of this Offering, adjusted as required by rules promulgated by the Commission.
Ownership information is based upon information furnished by the respective entities, including any Schedule 13D or 13G.



                                                                           PERCENTAGE
                                                                          BENEFICIALLY
                                                                             OWNED
                                                    SHARES          -----------------------
                                                 BENEFICIALLY        BEFORE         AFTER
BENEFICIAL OWNER                                     OWNED          OFFERING       OFFERING
- ----------------                                     -----          --------       --------

Rothschild Asset Management Ltd.
International Biotechnology Trust plc(1) . .       2,800,000          18.6%          17.4%
     Five Arrows House
     St. Swithin's Lane
     London EC4N 8NR
     England

Wanger Asset Management, L.P.
227 West Monroe, Suite 3000
Chicago, IL  60606-5016
AKKAD (Acorn Fund)(2). . . . . . . . . . . .       1,600,000          11.0%          10.3%
     c/o State Street Bank & Trust
     225 Franklin Street
     Boston, Massachusetts  02110

PGS International N.V.(3). . . . . . . . . .       1,334,793           9.8%           9.1%
Prins Hendriklaan 20
1075 BC Amsterdam, The Netherlands

GIMV, N.V.(4). . . . . . . . . . . . . . . .       1,142,857           8.4%           7.8%
Karel Oomsstraat 37
2018 Antwerp, Belgium


                                       52.

Schering Corporation(5). . . . . . . . . . .     1,250,000(5)          9.0%           8.4%
2000 Galloping Hill Road
Kenilworth, New Jersey 07033

- ----------------------


(1) Includes 1,400,000 shares of Common Stock issuable upon exercise of warrants exercisable within 60 days of May 24, 1996.



(2) Includes 800,000 shares of Common Stock issuable upon exercise of warrants exercisable within 60 days of May 24, 1996.


(3) PGS International Netherlands has sole voting and dispository rights to all 1,334,793 shares. PGS International Belgium, a subsidiary of PGS International Netherlands, holds 300,000 of those shares in its name and 1,034,793 shares are held in the name of Chelsea, N.V., a subsidiary of Plant Genetic Systems which is a subsidiary of PGS International Belgium. Mr. Van Acker is Vice Chairman of Plant Genetic Systems and disclaims beneficial ownership of these shares.

(4) Held by a subsidiary, Take Off Fonds, N.V. Excludes shares of Common Stock held by PGS, of which GIMV owns 22% of the equity securities. GIMV disclaims beneficial ownership of such shares. Mr. Van Acker is the President and Chief Executive Officer of GIMV and disclaims beneficial ownership of these shares.




(5) Includes 1,000,000 shares of Series A Convertible Preferred Stock on an as-converted basis and 250,000 shares of Convertible Preferred Stock issuable upon exercise of an option exercisable within 60 days of May 24, 1996.


DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of May 24, 1996 and as adjusted to reflect the sale of the Common Stock offered hereby by (i) each director and nominee for director, (ii) each of the Named Executive Officers, and (iii) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Applicable percentages are based on 13,682,471 shares of Common Stock outstanding on an as-converted basis on May 24, 1996 and 14,682,471 shares of Common Stock outstanding on an as-converted basis after completion of this Offering, adjusted as required by rules promulgated by the Commission.
Ownership information is based upon information furnished by the respective individuals, including any Section 16 filings.



                                                                           PERCENTAGE
                                                                          BENEFICIALLY
                                                                             OWNED
                                                    SHARES          -----------------------
                                                 BENEFICIALLY        BEFORE          AFTER
DIRECTORS:                                           OWNED          OFFERING       OFFERING
- ----------                                           -----          --------       --------

Nicole Vitullo(1). . . . . . . . . . . . . .       2,800,000          18.6%          17.4%

Gerard Van Acker(2). . . . . . . . . . . . .       2,490,864          18.2%          17.0%


                                       53.

Theodor H. Heinrichs(3). . . . . . . . . . .         688,624           5.0%           4.7%

Thomas S. Edgington, M.D.(4) . . . . . . . .         285,490           2.1%           1.9%

David S. Kabakoff, Ph.D.(5). . . . . . . . .         234,167           1.7%           1.6%

John H. Fried, Ph.D.(6). . . . . . . . . . .          39,750              *              *

M. Blake Ingle, Ph.D.(7) . . . . . . . . . .          14,750              *              *

Michael Sorell, M.D. . . . . . . . . . . . .              --             --             --

W. Leigh Thompson, Jr., M.D., Ph.D.. . . . .              --             --             --

Randall E. Woods . . . . . . . . . . . . . .              --             --             --



                                       54.

                                                                                           PERCENTAGE
                                                                                         BENEFICIALLY
                                                                                             OWNED
                                                                   SHARES           -----------------------
                                                                BENEFICIALLY         BEFORE         AFTER
EXECUTIVE OFFICERS:                                                 OWNED           OFFERING       OFFERING
- -------------------                                                 -----           --------       --------

John E. Crawford(8). . . . . . . . . . . . . . . . . . . . .        198,172           1.4%           1.3%

William C. Ripka, Ph.D.(9) . . . . . . . . . . . . . . . . .         56,490              *              *

Howard R. Soule, Ph.D.(10) . . . . . . . . . . . . . . . . .         62,943              *              *

George P. Vlasuk, Ph.D.(11). . . . . . . . . . . . . . . . .         39,437              *              *

All officers and directors as group (15 persons)(12) . . . .      6,910,687          44.6%          41.9%

- -----------------------

     * Less than 1%.


(1) Includes 1,400,000 shares of Common Stock and 1,400,000 shares of Common Stock issuable upon exercise of warrants exercisable within 60 days of May 24, 1996 owned by IBT. Ms. Vitullo is a vice president of Rothschild Asset Management, Inc., which manages the IBT fund. Ms. Vitullo disclaims beneficial ownership of such shares owned by IBT.



(2) Includes 13,214 shares of Common Stock issuable upon exercise of options exercisable within 60 days of May 24, 1996, 1,334,793 shares beneficially owned by PGS, of which Mr. Van Acker is the Vice Chairman, and 1,142,857 shares beneficially owned by GIMV, of which Mr. Van Acker is the Chief Executive Officer. Mr. Van Acker disclaims beneficial ownership of such shares beneficially owned by PGS and GIMV.



(3) Includes 18,928 shares of Common Stock issuable upon exercise of options exercisable within 60 days of May 24, 1996 and 669,696 shares owned by H&Q LSV and its affiliates. Mr. Heinrichs is a general partner of H&Q LSV. Mr. Heinrichs disclaims beneficial ownership of such shares owned by H&Q LSV and its affiliates.



(4) Includes 39,776 shares of Common Stock issuable upon exercise of options exercisable within 60 days of May 24, 1996. Also includes 245,714 shares held in a trust for which Dr. Edgington is both a trustee and a beneficiary.



(5) Includes 116,196 shares of Common Stock issuable upon exercise of options exercisable within 60 days of May 24, 1996. Also includes 4,000 shares held by Dr. Kabakoff's wife as custodian for his minor children.



(6) Includes 34,750 shares of Common Stock issuable upon exercise of options exercisable within 60 days of May 24, 1996.



(7) Includes 3,750 shares of Common Stock issuable upon exercise of options exercisable within 60 days of May 24, 1996.



(8) Includes 159,928 shares of Common Stock held in a trust for which Mr. Crawford is both a trustee and a beneficiary and 38,124 shares issuable upon exercise of options exercisable within 60 days of May 24, 1996.



(9) Includes 56,490 shares of Common Stock issuable upon exercise of options exercisable within 60 days of May 24, 1996.



(10) Includes 62,382 shares of Common Stock issuable upon exercise of options exercisable within 60 days of May 24, 1996.



                                       55.

(11) Includes 37,294 shares of Common Stock issuable upon exercise of options exercisable within 60 days of May 24, 1996.



(12) Includes 1,820,904 shares of Common Stock issuable upon exercise of options exercisable within 60 days. See notes (1) through (11) above.



                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company is authorized to issue 50,000,000 shares of Common Stock, $.001 par value per share, and 10,000,000 shares of undesignated Preferred Stock, $.001 par value per share.

COMMON STOCK


     As of May 24, 1996, there were 12,682,471 outstanding shares of the Company's Common Stock. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of Convertible Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Convertible Preferred Stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable. All shares of Common Stock issuable upon conversion of the outstanding shares of Convertible Preferred Stock will be validly issued, fully paid and nonassessable upon such conversion.


CONVERTIBLE PREFERRED STOCK


     As of May 24, 1996, there were 1,000,000 outstanding shares of the Company's Series A Convertible Preferred Stock and an option to purchase an additional 250,000 shares of the Company's Convertible Preferred Stock. All such outstanding shares of the Company's Series A Convertible Preferred Stock is convertible into one share of the Company's Common Stock and will automatically convert if the market price of the Company's Common Stock for 10 consecutive trading days exceeds $7.50 per share. Pursuant to the Company's Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, option or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may decrease the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock.


WARRANTS


     As of May 24, 1996, there were outstanding warrants to purchase an aggregate of 3,008,715 shares of Common Stock at a weighted average exercise price of $6.00 per share.


REGISTRATION RIGHTS


     The holders of approximately 3,845,973 shares of Common Stock and their permitted transferees (the "Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act.


                                       56.

Under the terms of an agreement between the Company and the Holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, the Holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. The Holders also have the right to request that the Company file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. In addition, such Holders may require the Company to file registration statements on Form S-3 when such registration form becomes available to the Company. All such registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in such registration. Generally, the Company is required to bear the expense of all "piggy-back" and demand registrations (but not registrations on Form S-3 requested by the Holders), except for stock transfer fees and underwriters' fees, discounts or commissions relating to the sale of securities by holders.


     Schering-Plough, which holds 1,000,000 shares of Series A Convertible Preferred Stock, and its permitted transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of an agreement between the Company and Schering-Plough, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, Schering-Plough is entitled to notice of such registration and is entitled to include its converted shares therein. In addition, Schering-Plough may require the Company to file registration statements on Form S-3 when such registration form becomes available to the Company. All such registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in such registration. Generally, the Company is required to bear the expense of all "piggy-back" registrations (but not registrations on Form S-3 requested by Schering-Plough), except for stock transfer fees and underwriters' fees, discounts or commissions relating to the sale of securities by holders.




TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company is the transfer agent and registrar for the Company's Common Stock.


                                       57.

                         SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, the Company will have 13,682,471 shares of Common Stock outstanding, assuming no exercise of outstanding options and warrants. Of these shares, the 1,000,000 shares of Common Stock sold in this offering, the 3,000,000 shares sold in the Company's initial public offering, the 3,000,000 shares sold in the Company's private placement and registered on a Form S-3 Registration Statement and the 650,000 shares previously sold and registered under the same Form S-3 Registration Statement will be freely transferable without restriction under the Securities Act and the regulations promulgated thereunder. The remaining 6,032,471 shares of Common Stock held by officers, directors, employees, consultants and other stockholders of the Company were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act. These shares are freely tradable, subject in certain instances to
compliance with the provisions of Rules 144 and 701.   In addition, an
aggregate of approximately 3,008,715 shares of Common Stock issuable upon exercise of outstanding warrants is eligible for immediate sale under Rule 144 upon exercise of such warrants. Under all Stock Option Plans, and for grants outside the Stock Option Plans, there are currently 564,567 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days. The Company also has 1,000,000 shares of Series A Convertible Preferred Stock outstanding and an option to purchase an additional 250,000 shares of Convertible Preferred Stock.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the then outstanding Common Stock (approximately 136,825 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above or certain other restrictions of Rule 144.


     Under Rule 701, an employee, officer or director of, or consultant to, the Company who purchased shares pursuant to a written compensatory plan or contract including the 1991 Plan, and who is not an affiliate of the Company, is entitled to sell such shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell such shares without having to comply with the Rule 144 holding period restrictions.


     The holders of approximately 3,845,973 shares of Common Stock and 1,000,000 shares of Series A Convertible Preferred Stock and their permitted transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock - Registration Rights."



     Sales of a substantial number of shares of Common Stock by existing or by stockholders purchasing in this offering could have a negative impact on the market price of the Common Stock.



                              PLAN OF DISTRIBUTION

     The Common Stock is being offered to a limited number of investors directly by the Company. The price of the Common Stock offered hereby will be determined through negotiations between the Company and the purchasers.


                                       58.

    In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale.

    The Company will pay all of the expenses incident to the offering and sale of the Common Stock.

                                    LEGAL MATTERS

    The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward Castro Huddleson & Tatum, San Diego, California. Certain members of Cooley Godward Castro Huddleson & Tatum beneficially own an aggregate of 23,941 shares of the Company's Common Stock.

                                       EXPERTS

    The consolidated financial statements of Corvas International, Inc. and Subsidiary as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the SEC's following Regional Offices: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                                ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement on Form S-1 under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement and the exhibits and schedules thereto may be inspected by anyone without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission upon the payment of certain fees prescribed by the Commission.

                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE

Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . .  F-1

Consolidated Balance Sheets as of December 31,
1994 and 1995 and March 31, 1996 (Unaudited) . . . . . . . . . . . . . . .  F-2

Consolidated Statements of Operations for the three
years ended December 31, 1995 and for the three months
ended March 31, 1995 and 1996 (unaudited). . . . . . . . . . . . . . . . .  F-3

Consolidated Statements of Stockholders' Equity (Deficit)
for the three years ended December 31, 1995 and for the
three months ended March 31, 1996 (unaudited). . . . . . . . . . . . . . .  F-4

Consolidated Statements of Cash Flows for the three
years ended December 31, 1995 and for the three months
ended March 31, 1995 and 1996 (unaudited). . . . . . . . . . . . . . . . .  F-5

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . .  F-6

                             INDEPENDENT AUDITORS' REPORT


The Board of Directors
Corvas International, Inc.:



We have audited the accompanying consolidated balance sheets of Corvas International, Inc. and subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted out audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corvas International, Inc. and subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                           KPMG PEAT MARWICK LLP

San Diego, California
January 29, 1996, except for Note 13 to the consolidated financial statements, as to which date is February 2, 1996.

                      CORVAS INTERNATIONAL, INC. AND SUBSIDIARY
                             CONSOLIDATED BALANCE SHEETS
                   (In thousands, except share and per share data)


                                                                                December 31,                    March 31,
                                                                        ----------------------------          ------------
ASSETS                                                                    1994                1995                1996
                                                                          ----                ----                ----
                                                                                                               (unaudited)
Current assets:
  Cash and cash equivalents                                         $     3,687         $     1,427         $     1,114
  Short-term debt securities held to maturity and time
    deposits, partially restricted (notes 2 and 7)                       16,180              11,024              23,794
  Receivables                                                               306                 338                 301
  Note receivable from related party (note 3)                               ---                 ---                 120
  Other current assets                                                      242                 250                 486
                                                                    -----------         -----------         -----------
                Total current assets                                     20,415              13,039              25,815

Property and equipment, net (notes 4 and 7)                               2,094               1,423               1,375
Note receivable from related party (note 3)                                 ---                 ---                 180
                                                                    -----------         -----------         -----------
                                                                    $    22,509         $    14,462         $    27,370
                                                                    -----------         -----------         -----------
                                                                    -----------         -----------         -----------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                  $       253         $       272         $       155
  Accrued expenses                                                          840                 461                 377
  Accrued benefits                                                          645                 ---                 ---
  Accrued vacation                                                          169                 205                 228
  Accrued litigation settlement expenses (note 13)                          535                 313                 193
  Current portion of capital lease obligation (note 7)                       71                  77                  79
  Deferred rent (note 7)                                                    ---                  34                  23
  Deferred revenue (note 8)                                               4,000               4,305               3,190
                                                                    -----------         -----------         -----------
               Total current liabilities                                  6,513               5,667               4,245
                                                                    -----------         -----------         -----------
                                                                    -----------         -----------         -----------

Long-term capital lease obligation (note 7)                                 104                  27                   7
Deferred rent (note 7)                                                      245                 ---                 ---
Deferred revenue (note 8)                                                 1,000                 ---                 ---

Stockholders' equity (note 5):
  Series A convertible preferred stock, $.001 par value,
   authorized 10,000,000 shares, issued and outstanding
   1,000,000 shares at December 31, 1994 and 1995
   and March 31, 1996 (liquidating preference $5 per share)                   1                   1                   1
  Common stock, $.001 par value, authorized 50,000,000
   shares, issued and outstanding 9,352,000 shares at
   December 31, 1994, 9,448,000 shares at December 31,                        9                   9                  13
   1995 and 12,522,000 shares at March 31,1996
  Additional paid-in capital                                             69,149              69,346              84,323
  Accumulated deficit                                                   (54,295)            (60,588)            (61,219)
  Deferred compensation                                                     (83)                ---                 ---
  Foreign currency translation adjustment                                  (134)                ---                 ---
                                                                    -----------         -----------         -----------
               Total stockholders' equity                                14,647               8,768              23,118

Commitments and contingencies (notes 7 and 13)
                                                                    -----------         -----------         -----------
                                                                    $    22,509         $    14,462         $    27,370
                                                                    -----------         -----------         -----------
                                                                    -----------         -----------         -----------




See accompanying notes to consolidated financial statements.

                      CORVAS INTERNATIONAL, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF OPERATIONS
                        (In thousands, except per share data)




                                               Years Ended December 31,          Three Months Ended March 31,
                                       ------------------------------------      ----------------------------
                                        1993           1994           1995           1995           1996
                                        ----           ----           ----           ----           ----
                                                                                           (unaudited)
 REVENUES:
 Net product sales                   $   323        $   280        $   406         $   46         $   21
 Research grants (note 11)               192            667            ---            ---            ---
 Revenue from collaborative
  agreements
  (primarily from
   related party) (note 8)               ---            ---          4,354          1,000          2,085
 License fees (note 8)                   100            ---            500            ---            ---
 Royalties (note 8)                      230            183            142             34             81
                                     -------        -------        -------        -------        -------
     Total revenues                      845          1,130          5,402          1,080          2,187
                                     -------        -------        -------        -------        -------

COSTS AND EXPENSES:
 Cost of products sold                   105             83            211              5             24
 Research and development (note 11)   12,115         11,378          9,723          2,259          2,299
 General and administrative            3,067          3,159          2,582            682            793
 Litigation settlement and related
  expenses (note 13)                     ---            535            ---            ---            ---
 Restructuring charge (note 9)           ---          1,575            ---            ---            ---
                                     -------        -------        -------        -------        -------
     Total costs and expenses         15,287         16,730         12,516          2,946          3,116
                                     -------        -------        -------        -------        -------


     Loss from operations            (14,442)       (15,600)        (7,114)        (1,866)          (929)
                                     -------        -------        -------        -------        -------

OTHER INCOME:
 Interest income, net                  1,073            686            835            249            268
 Other income                            ---             11            (14)           (32)            30
                                     -------        -------        -------        -------        -------
                                       1,073            697            821            217            298
                                     -------        -------        -------        -------        -------

       Net loss                     $(13,369)      $(14,903)    $   (6,293)      $ (1,649)     $    (631)
                                     -------        -------        -------        -------        -------
                                     -------        -------        -------        -------        -------

       Net loss per share          $   (1.44)     $   (1.60)     $   (0.67)     $   (0.18)     $   (0.05)
                                     -------        -------        -------        -------        -------
                                     -------        -------        -------        -------        -------
       Shares used in calculation
       of net loss per share           9,295          9,336          9,374          9,359         11,507
                                     -------        -------        -------        -------        -------
                                     -------        -------        -------        -------        -------




See accompanying notes to consolidated financial statements.

                      CORVAS INTERNATIONAL, INC. AND SUBSIDIARY
              Consolidated Statements of Stockholders' Equity (Deficit)
                                    (In thousands)


                                                          Series A
                                                  Convertible Preferred Stock           Common Stock           Additional
                                                 ------------------------------   -------------------------    Paid-In
                                                    Shares           Amount         Shares         Amount      Capital
                                                 -------------   --------------   -----------   -----------   ------------
   Balance as of December 31, 1992                    ---        $     ---          9,282              9     $   64,306

Common stock issued upon exercise of
  stock options                                       ---              ---             33            ---             32
Common stock issued pursuant to employee stock
  purchase plan                                       ---              ---             11            ---             53
Amortization of deferred compensation                 ---              ---            ---            ---            (37)
Foreign currency translation adjustment               ---              ---            ---            ---            ---
Net loss                                              ---              ---            ---            ---            ---
                                                 -------------   --------------   -----------   -----------   ------------

   Balance as of December 31, 1993                    ---              ---          9,326              9         64,354

Common stock issued upon exercise of
  stock options                                       ---              ---             14            ---             11
Common stock issued pursuant to employee stock
  purchase plan                                       ---              ---             12            ---             30
Series A preferred stock issued for cash, net of
  issuance costs                                      1,000              1            ---            ---          4,863
Amortization of deferred compensation                 ---              ---            ---            ---           (109)
Foreign currency translation adjustment               ---              ---            ---            ---            ---
Net loss                                              ---              ---            ---            ---            ---
                                                 -------------   --------------   -----------   -----------   ------------

   Balance as of December 31, 1994                    1,000              1          9,352              9         69,149

Common stock issued upon exercise of
  stock options                                       ---              ---             74            ---            150
Common stock issued pursuant to employee stock
  purchase plan                                       ---              ---             16            ---             35
Common stock issued pursuant to employee
  performance stock award                             ---              ---              6            ---             12
Amortization of deferred compensation                 ---              ---            ---            ---            ---
Foreign currency translation adjustment               ---              ---            ---            ---            ---
Net loss                                              ---              ---            ---            ---            ---
                                                 -------------   --------------   -----------   -----------   ------------

   Balance as of December 31, 1995                    1,000              1          9,448              9         69,346

Common stock issued upon exercise of
  stock options                                       ---              ---             24            ---             27
Common stock and warrants issued for cash in
  private placement, net of issuance costs            ---              ---          3,000              3         14,832
Common stock issued in settlement of lawsuit          ---              ---             50              1            118
Net loss                                              ---              ---            ---            ---            ---
                                                 -------------   --------------   -----------   -----------   ------------

   Balance as of March 31, 1996 (unaudited)           1,000      $       1         12,522      $      13     $   84,323
                                                 -------------   --------------   -----------   -----------   ------------
                                                 -------------   --------------   -----------   -----------   ------------

                                                                                  Foreign        Total
                                                                                  Currency    Stockholders'
                                                  Accumulated     Deferred      Translation      Equity
                                                    Deficit      Compensation    Adjustment     (Deficit)
                                                 -------------   --------------   -----------   -----------
   Balance as of December 31, 1992               $  (26,023)     $   (644)       $    (56)     $  37,592

Common stock issued upon exercise of
  stock options                                         ---            ---            ---             32
Common stock issued pursuant to employee stock
  purchase plan                                         ---            ---            ---             53
Amortization of deferred compensatio                    ---            265            ---            228
Foreign currency translation adjustme                   ---            ---            (62)           (62)
Net loss                                            (13,369)           ---            ---        (13,369)
                                                 -------------   --------------   -----------   -----------

   Balance as of December 31, 1993                  (39,392)         (379)           (118)        24,474

Common stock issued upon exercise of
  stock options                                         ---            ---            ---             11
Common stock issued pursuant to employee stock
  purchase plan                                         ---            ---            ---             30
Series A preferred stock issued for cash, net of
  issuance costs                                        ---            ---            ---          4,864
Amortization of deferred compensation                   ---            296            ---            187
Foreign currency translation adjustment                 ---            ---            (16)           (16)
Net loss                                            (14,903)           ---            ---        (14,903)
                                                 -------------   --------------   -----------   -----------

   Balance as of December 31, 1994                  (54,295)          (83)           (134)        14,647

Common stock issued upon exercise of
  stock options                                         ---            ---            ---            150
Common stock issued pursuant to employee stock
  purchase plan                                         ---            ---            ---             35
Common stock issued pursuant to employee
  performance stock award                               ---            ---            ---             12
Amortization of deferred compensation                   ---             83            ---             83
Foreign currency translation adjustment                 ---            ---            134            134
Net loss                                             (6,293)           ---            ---         (6,293)
                                                 -------------   --------------   -----------   -----------

   Balance as of December 31, 1995                  (60,588)           ---            ---          8,768

Common stock issued upon exercise of
  stock options                                         ---            ---            ---             27
Common stock and warrants issued for cash in
  private placement, net of issuance costs              ---            ---            ---         14,835
Common stock issued in settlement of lawsuit            ---            ---            ---            119
Net loss                                               (631)           ---            ---           (631)
                                                 -------------   --------------   -----------   -----------

   Balance as of March 31, 1996 (unaudited)      $  (61,219)     $     ---       $    ---      $  23,118
                                                 -------------   --------------   -----------   -----------
                                                 -------------   --------------   -----------   -----------




See accompanying notes to consolidated financial statements.

                      CORVAS INTERNATIONAL, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     IN THOUSANDS


                                                                                                            Three Months Ended
                                                                     Years Ended December 31,                     March 31,
                                                          -------------------------------------------   ---------------------------
                                                              1993            1994           1995           1995           1996
                                                          -------------------------------------------   ---------------------------
                                                                                                                 (unaudited)
Cash flows from operating activities:
  Net loss                                                 $  (13,369)     $  (14,903)     $  (6,293)     $  (1,649)     $    (631)
  Adjustments to reconcile net loss to
   net cash used in operating activities:
    Depreciation and amortization                                 737             814            834            192            211
    Amortization of premiums and discounts on investments         145             (26)          (377)            21            (41)
    Amortization of deferred compensation                         228             187             83             21            ---
    Stock compensation expense                                    ---             ---             12             12            ---
    Translation loss                                              ---             ---             92            ---            ---
    Common stock issued in settlement of lawsuit                  ---             ---            ---            ---            119
    Loss on disposal of property and equipment                    ---             ---            154            ---            ---
    Change in assets and liabilities:
     (Increase) decrease in receivables                          (260)            346            (32)            45             37
     (Increase) decrease in other current assets                   (2)            107             (8)          (218)          (236)
     Increase (decrease) in accounts payable, accrued
       expenses, accrued benefits, accrued vacation and
       accrued litigation settlement expenses                     745             738         (1,191)        (1,323)          (298)
     Increase (decrease) in deferred revenue                      ---           5,000           (695)        (1,000)        (1,115)
     Decrease in deferred rent                                    (30)            (99)          (211)           (36)           (11)
                                                          ------------    ------------    -----------    -----------     ----------


       Net cash used in operating activities                  (11,806)         (7,836)        (7,632)        (3,935)        (1,965)
                                                          ------------    ------------    -----------    -----------     ----------

Cash flows from investing activities:
  Purchases of investments held to maturity                    (6,356)        (23,587)       (14,927)        (5,111)       (15,927)
  Proceeds from maturity of investments held to maturity       20,788          28,728         20,460          6,200          3,200
  Purchases of property and equipment                          (1,099)           (443)          (577)          (103)          (164)
  Proceeds from sale of property and equipment                    ---             ---            256            278            ---
  Repayments from (loans to) employees                           (150)            150            ---            ---           (300)
                                                          ------------    ------------    -----------    -----------     ----------

     Net cash provided by (used in) investing activities        13,183           4,848          5,212          1,264        (13,191)
                                                          ------------    ------------    -----------    -----------     ----------

Cash flows from financing activities:
  Principal payments under capital lease obligation               ---             (46)           (71)           (17)           (19)
  Net proceeds from issuance of preferred stock                   ---           4,864            ---            ---            ---
  Net proceeds from issuance of common stock                       77              41            185              5         14,862
                                                          ------------    ------------    -----------    -----------     ----------
     Net cash provided by (used in) financing activities           77           4,859            114            (12)        14,843
Effect of exchange rate changes on cash                           (95)            (69)            46           (157)           ---
                                                          ------------    ------------    -----------    -----------     ----------

Net increase (decrease) in cash and cash equivalents            1,359           1,802         (2,260)        (2,840)          (313)

Cash and cash equivalents at beginning of period                  526           1,885          3,687          3,687          1,427
                                                          ------------    ------------    -----------    -----------     ----------

Cash and cash equivalents at end of period                 $    1,885      $    3,687      $   1,427      $     847       $  1,114
                                                          ------------    ------------    -----------    -----------     ----------
                                                          ------------    ------------    -----------    -----------     ----------
Supplemental disclosures:
 Interest paid                                             $      ---      $        9      $      11      $       3       $      2
 Noncash financing activities-
  Equipment acquisitions under capital lease               $      ---      $      221      $     ---      $     ---       $    ---




See accompanying notes to consolidated financial statements.

                      CORVAS INTERNATIONAL, INC. AND SUBSIDIARY


                     Notes to Consolidated Financial Statements
              December 31, 1994 and 1995 and March 31, 1996 (unaudited)


(l) THE COMPANY

    Corvas International, Inc. (the "Company") was incorporated on March 27, 1987 under the laws of the State of California. In July 1993, the Company reincorporated in the state of Delaware. The Company is engaged in the design and development of a new generation of therapeutic agents for the prevention and treatment of major cardiovascular and inflammatory diseases. Prior to December 1994, the Company was considered to be in the development stage for financial reporting purposes.

    For years prior to 1995, financial statements of the Company were consolidated to include the accounts of Corvas International, Inc. in San Diego and its Belgian subsidiary, Corvas International, N.V. All material intercompany balances and transactions have been eliminated in consolidation. Operating activities at the Belgian subsidiary ceased in December 1994 and the subsidiary was liquidated in December 1995.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a)  CASH EQUIVALENTS:

         Cash equivalents consist of an investment in a short-term government fund and are stated at cost, which approximates market value.

    (b)  SHORT-TERM DEBT SECURITIES HELD TO MATURITY AND TIME DEPOSITS:


         Short-term debt securities consist of government-backed debt instruments. Short-term debt securities are carried at amortized cost which approximates market value and mature at various dates through November 1, 1996. At March 31, 1996 and December 31, 1994 and 1995, $60,000 of time deposits were restricted related to the facility lease. See Note 7.


         In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 requires that investments be classified as "held to maturity", "available for sale" or "trading securities". The Company records its investments held to maturity at amortized cost, which approximates fair value. Other investments in debt and equity securities are recorded at fair market value. The cost of securities sold, if any, is based on the specific identification method. The Company adopted SFAS 115 effective January 1, 1994. The adoption of SFAS 115 did not have a material impact on the Company's financial position or results of operations.

    (c)  DEPRECIATION AND AMORTIZATION:

         Depreciation for financial reporting purposes is provided using the straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Assets held under capital lease are amortized over the life of the lease.

    (d)  RESEARCH AND DEVELOPMENT COSTS:

         Research and development costs are expensed in the period incurred.

    (e)  PATENTS:

         Costs to obtain and maintain patents are expensed as incurred.

                      CORVAS INTERNATIONAL, INC. AND SUBSIDIARY

    (f)  NET LOSS PER SHARE:

         Net loss per share is computed using the weighted average number of common and common share equivalents outstanding. Common equivalent shares from convertible preferred stock, stock options and warrants are excluded from the computation as their effect is antidilutive.

    (g)  FOREIGN CURRENCY TRANSLATION:

         Assets and liabilities of subsidiary operations denominated in foreign currencies are translated at rates in effect at the end of the year. Revenues and expenses are translated at average rates throughout the year. The local currency is considered to be the functional currency, and adjustments resulting from such translation are included in foreign currency translation adjustment, a separate component of stockholders' equity. To date, no sales have been generated by the Company's foreign subsidiary, which was liquidated in 1995. See Note 9.

    (h)  REVENUE RECOGNITION:

         Revenue on product sales is recorded at the time of shipment. Research grant revenue is recognized as research and development activities are performed under the terms of the research contracts.

         Revenue from collaborative agreements is generally recognized over the term of the agreement or upon achievement of certain milestones. Advance payments received in excess of amounts earned are classified as deferred revenue.

    (i)  RECLASSIFICATIONS:

         Certain amounts in the 1993 and 1994 financial statements were reclassified to conform with the 1995 presentation.

    (j)  USE OF ESTIMATES:

         Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (k)  FAIR VALUE OF FINANCIAL INSTRUMENTS:

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107"), defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amount of cash and cash equivalents, short-term debt securities held to maturity, time deposits, receivables, notes receivable, other current assets, accounts payable, accrued expenses, accrued benefits, accrued vacation, accrued litigation settlement expenses, capital lease obligations, deferred rent and deferred revenue, included in the accompanying consolidated balance sheets, approximate the estimated fair value of those instruments because of their short maturities.

    (l)  BASIS OF PRESENTATION:

         The interim financial information contained herein is unaudited but, in management's opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results for the interim periods are not necessarily indicative of results for other interim periods or for the full year.

                      CORVAS INTERNATIONAL, INC. AND SUBSIDIARY

(3) NOTES RECEIVABLE (UNAUDITED)

    The notes receivable as of March 31, 1996 consist of loans to an officer of the Company issued in February 1996 in connection with his employment with the Company. The $120,000 loan, which is unsecured and bears no interest, is due and payable in full on the earlier of one year from the loan date or the officer's termination for cause. The $180,000 loan bears interest at 6% per annum and is secured by his primary residence. This loan is due and payable in full on the earlier of five years from the loan date or the officer's termination for cause.

(4) PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and are summarized as follows (in thousands).


                                                  December 31,        March 31,
                                                ---------------       ---------
                                               1994       1995          1996
                                               ----       ----          ----
                                                                    (unaudited)
  Machinery and equipment                     $ 3,233    $ 2,906      $  3,066
  Furniture and fixtures                          139        135           135
  Leasehold improvements                          670        732           735
                                              -------    -------      --------

        Total property and equipment            4,042      3,773         3,936

  Less accumulated depreciation
    and amortization                           (1,948)    (2,350)       (2,561)
                                              -------    -------      --------

                                             $  2,094    $ 1,423       $ 1,375
                                              -------    -------      --------
                                              -------    -------      --------

(5) STOCKHOLDERS' EQUITY

    (a)  CONVERTIBLE PREFERRED STOCK:

         In December 1994, in conjunction with a strategic alliance with Schering-Plough Corporation (See Note 8), the Company issued 1,000,000 shares of Series A Convertible Preferred Stock, resulting in net proceeds of $4,864,000. Each share of Series A preferred stock is convertible into one share of the Company's common stock, and will automatically convert if the market price of the Company's common stock for 10 consecutive trading days exceeds $7.50 per share. As a result, 1,000,000 shares of common stock have been reserved for the potential conversion of Series A preferred stock. Each share of Series A preferred stock is entitled to a fixed, cumulative dividend of $.40 per share per annum, when and if declared by the Board of Directors. No such dividends have been declared. In addition, each share is entitled to one vote and has a liquidating preference of $5.00 plus any declared and unpaid dividends. The Company has a total of 10,000,000 shares of authorized preferred stock.

    (b)  COMMON STOCK:

         On February 2, 1996, the Company completed a private placement of equity securities consisting of 3,000,000 units, resulting in proceeds of $14,835,000, net of estimated issuance costs. Each unit consisted of one share of common stock and one callable warrant to purchase one additional share of common stock.

         In February 1992, the Company completed its initial public offering of 3,000,000 shares of common stock, resulting in net proceeds of $32,470,000. The Company filed Restated Articles of Incorporation in February 1992 which increased to 50,000,000 the number of authorized common shares.
                                         F-8

                      CORVAS INTERNATIONAL, INC. AND SUBSIDIARY

    (c)  STOCK OPTIONS:

         The Company has several plans and arrangements under which incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, dividend equivalents, performance awards and stock payments can be granted to key personnel, including officers, directors, and outside consultants. The terms are determined by the Compensation and Stock Option Committee of the Board of Directors. Options have a term of 10 years and generally become exercisable over a four-year period beginning one year from the date of grant at a price per share not less than the fair market value on the date of grant. All employee options granted after December 1, 1994 vest 25% at the end of the first year and 6.25% per quarter each quarter thereafter. Activity under these plans and arrangements from 1993 through 1995 is as follows (in thousands except per share amounts).



                                                 Options  Exercise Price
                                                 -------  --------------
Outstanding, December 31, 1992                    761    $ 0.70  -  $ 8.50
  Granted                                         167    $ 4.00  -  $ 7.88
  Exercised                                      (33)    $ 0.70  -  $ 3.50
  Cancelled                                      (55)    $ 0.88  -  $ 7.75
                                                -----

Outstanding, December 31, 1993                    840    $ 0.70  -  $ 8.50
  Granted                                         305    $ 2.44  -  $ 4.94
  Exercised                                      (14)    $ 0.70  -  $ 0.88
  Cancelled                                      (43)    $ 0.88  -  $ 8.06
                                                -----

Outstanding, December 31, 1994                  1,088    $ 0.70  -  $ 8.50
  Granted                                         755    $ 1.75  -  $ 4.31
  Exercised                                      (74)    $ 0.70  -  $ 3.50
  Cancelled                                     (711)    $ 0.88  -  $ 8.50
                                                -----

Outstanding, December 31, 1995                  1,058    $ 0.70  -  $ 7.06
  Granted                                         468    $ 3.72  -  $ 4.94
  Exercised                                      (24)    $ 0.70  -  $ 2.19
  Cancelled                                       (2)    $ 2.13  -  $ 3.75
                                                -----

Outstanding, March 31, 1996 (unaudited)         1,500    $ 0.70  -  $ 7.06
                                                -----
                                                -----


         As of March 31, 1996, net options for 1,765,000 shares have been granted since inception of the plan, 504,000 shares were vested and exercisable, 265,000 shares were vested and had been exercised and 996,000 shares remain unvested. A total of 1,500,000 shares are reserved for issuance pursuant to outstanding options, and no shares are available for future grant.

         In January 1995, the Company offered certain holders of stock options, excluding outside directors of the Company, the opportunity to exchange an issued option for a new stock option on a one-for-one basis at the market value on January 16, 1995. After a waiting period of 6 months (12 months for officers), vesting of the exchanged options was restored to the level existing prior to the exchange. A total of 608,000 options at an average exercise price of $4.83 were exchanged for options with an exercise price of $2.19 per share. These options are included as grants and cancellations in the preceding table.

         For certain options granted prior to the Company's initial public offering, deferred compensation expense was recognized for the excess of the deemed fair value over the exercise price at the date of grant. This deferred compensation was amortized to expense ratably over the vesting period of each option. As of December 31, 1995, all such deferred compensation expense has been amortized.

                      CORVAS INTERNATIONAL, INC. AND SUBSIDIARY

    (d)  PERFORMANCE AWARDS:

         In January 1995, the Company granted a total of 6,000 shares of common stock as a performance award to all employees, excluding senior management of the Company. These shares were fully vested and non-restrictive.

    (e)  WARRANTS:

         In conjunction with the private placement of equity securities completed in February 1996, the Company issued callable warrants to purchase 3,000,000 shares of common stock. The warrants are exercisable at $6.00 per share over a period of six years unless called earlier by the Company.

         In conjunction with the negotiation of equipment leases entered into in 1990, the Company issued warrants to purchase approximately 9,000 shares of preferred stock (subsequently converted to common stock) to the lessors in lieu of security deposits. The warrants are exercisable at $6.13 or $7.00 per share over a period of ten years from the inception of the leases. The lease agreements are described in Note 7.

         As of March 31, 1996, none of the outstanding warrants have been exercised.

    (f)  STOCK PURCHASE PLAN:

         In December 1991, the Company adopted an employee stock purchase plan that provides for the issuance of up to 150,000 shares of common stock. The plan is intended to qualify under Section 423 of the Internal Revenue Code and is for the benefit of qualifying employees, as designated by the Compensation and Stock Option Committee of the Board of Directors. Under the terms of the plan, participating employees are eligible to have a maximum of 10% of their compensation withheld through payroll deductions to purchase shares of common stock at the lower of 85% of the fair market value at the beginning of each offering period or of the fair market value on predetermined dates.
         As of March 31, 1996, 47,000 shares of common stock have been issued pursuant to this plan.

(6) INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes' ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

    Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    The Company adopted SFAS 109 effective January 1, 1993. The adoption did not have a material effect on the consolidated balance sheets or statements of operations.

    The Company has no net, taxable temporary differences which would require recognition of deferred tax liabilities and, due to the uncertainty of future realizability, has recorded a valuation allowance against any deferred tax assets for deductible temporary differences and tax operating loss carryforwards. The Company increased its valuation allowance by approximately $2,400,000 and $2,200,000 for the years ended December 31, 1995 and 1994, respectively, primarily as a result of the increase in tax operating loss carryforwards.

                      CORVAS INTERNATIONAL, INC. AND SUBSIDIARY

    At December 31, 1995, the Company had available net operating loss carryforwards of approximately $37,368,000 for federal income tax reporting purposes which begin to expire in 2002. The net operating loss carry-forwards for state purposes, which began to expire in 1995 and fully expire in 2000, are approximately 50% of the federal tax amounts. The Company has unused research and development tax credits for federal income tax purposes of $2,314,000 at December 31, 1995.

    In accordance with Internal Revenue Code Section 382, the annual utilization of net operating loss carryforwards and credits existing prior to a change in control may be limited.


(7) COMMITMENTS

    (a)  LEASE COMMITMENTS:

         The Company currently leases its principal facility under an operating lease and certain equipment under a capital lease. The facility lease expires in September 1997 and has two one-year renewal options remaining. Terms of the lease provide for escalating rent payments during the lease term. For financial reporting purposes, rent expense is recognized on a straight-line basis over the term of the lease. Accordingly, rent expense recognized in excess of cash rent paid is reflected as deferred rent. Total rent expense under this lease for the years ended December 31, 1995, 1994 and 1993 was $733,000, $722,000 and $710,000, respectively.

         Through December 31, 1994, the Company had a lease commitment, which commenced in 1993, with a related party for its Belgian operation. See Notes 9 and 12. Rent expense for this operation for the years ended December 31, 1994 and 1993 was $74,000 and $40,000, respectively.

         In 1990, the Company entered into equipment leases for a total of $485,000 to be paid over 48 and 61 months. In 1991, the Company entered into additional equipment leases for $243,000 in aggregate to be paid over 37 and 42 months. As of December 31, 1995, these leases have all expired. Lease expense on these operating leases for the years ended December 31, 1995, 1994 and 1993 was $58,000, $247,000 and
         $361,000, respectively.

         In 1994, the Company entered into a capital equipment lease for $221,000 to be paid over 36 months. The amortization expense on this lease for the years ended December 31, 1995 and 1994 was $44,000 and $30,000, respectively.

         Annual future minimum commitments under these leases for years ending December 31 are as follows (in thousands).


                                                  Operating            Capital
                                                     Lease              Lease
                                                     -----              -----
  1996                                             $    652            $    82
  1997                                                  ---                 28
                                                   --------            -------

  Total minimum lease payments                     $    652                110
                                                   --------
                                                   --------
  Less amount representing interest                                         (6)
                                                                       -------
  Present value of capital lease payments                                  104
  Less current portion                                                     (77)
                                                                       -------
  Long-term capital lease obligation                                   $    27
                                                                       -------
                                                                       -------



                      CORVAS INTERNATIONAL, INC. AND SUBSIDIARY

         (b)  LETTER OF CREDIT:

         The Company has an unused standby letter of credit of $60,000 that bears interest at the prime rate plus 1% and expires on September 30, 1996 with provisions for annual renewal. This letter of credit, collateralized by a $60,000 time deposit, is pledged in lieu of a security deposit against the principal facility lease discussed above.

(8) COLLABORATIVE AGREEMENTS

    In October 1995, the Company entered into a research and option agreement with Pfizer Inc. ("Pfizer") to collaborate on the development of neutrophil inhibitory factor ("NIF"), an anti-inflammatory agent with therapeutic potential for stroke and other indications. Of the $1,159,000 payment received from Pfizer, license fees of $500,000 and revenue from collaborative agreements of $354,000 were recorded in 1995 on the accompanying statements of operations. The balance of $305,000 is included in deferred revenue on the accompanying balance sheets. During the option period, which concludes in October 1996 but may be extended by Pfizer until April 1997, Pfizer will fund its own further development of NIF including costs associated with clinical trials. If Pfizer exercises its option by April 1997, pursuant to a license and development agreement, Corvas will conduct certain development activities for an additional two-year period and Pfizer will receive an exclusive, worldwide license to further develop, manufacture and market NIF as a therapeutic agent. If the option to enter into the license and development agreement is exercised, Pfizer will pay the Company an additional license fee and will compensate the Company for certain costs of research and preclinical development of NIF over a two-year period. If products are successfully commercialized from this agreement, the Company will also receive milestone payments and royalty payments on product sales.

    In December 1994, the Company entered into a strategic alliance agreement with Schering Corporation ("Schering-Plough") to collaborate on the discovery and commercialization of oral thrombin inhibitor drugs for the prevention and treatment of chronic cardiovascular disorders. In January 1996, Schering-Plough extended to December 1996 its exclusive option to expand the program to include a second blood clotting enzyme with a $1,000,000 payment which is included as revenue during the three months ended March 31, 1996 in the consolidated statements of operations. Under the terms of the agreement, Schering-Plough will compensate the Company for the costs of research and preclinical development of thrombin inhibitors over two years. A $5,000,000 payment received in 1994 was recorded as deferred revenue as of December 31, 1994. Of this amount, revenue of $4,000,000 was recognized in 1995 and an additional $4,000,000 received through December 31, 1995 has been recorded as deferred revenue on the accompanying balance sheets. This additional $4,000,000 will be recognized as revenue in 1996. The Company may also receive milestone payments and royalties on sales of therapeutics resulting from this alliance. Schering-Plough, which is responsible for certain preclinical development and all future clinical trials and regulatory activities, received exclusive worldwide manufacturing and marketing rights for any resulting thrombin inhibitors.

    Under a separate agreement also completed in December 1994, Schering-Plough purchased 1,000,000 shares of Series A convertible preferred stock of the Company resulting in net proceeds of $4,864,000. If the option described above is exercised, Schering-Plough has agreed to an additional equity investment.

                      CORVAS INTERNATIONAL, INC. AND SUBSIDIARY

    In June 1992, the Company entered into two agreements with Ortho Diagnostic Systems, Inc. ("Ortho"), a Johnson & Johnson company, granting Ortho exclusive worldwide rights to market certain diagnostic reagents. Ortho is obligated to order stipulated minimum amounts each year, or must pay the Company the deficiency between the minimum and the amount actually ordered. Net product sales for the years ended December 31, 1995, 1994 and 1993 were $282,000, $169,000 and $166,000, respectively. These agreements provide that Ortho pay royalties based on unit sales of this product, as well as two milestone payments, the first of which was received in 1992. For the years ended December 31, 1995, 1994 and 1993, royalties under this agreement amounted to $142,000, $183,000 and $230,000, respectively.

    In November 1991, Centocor, Inc. acquired an exclusive option pursuant to which it licensed certain monoclonal antibody products under development by the Company, as well as future monoclonal antibody products discovered or acquired by the Company. In November 1991, Centocor exercised its option to license a product which was undergoing clinical trials (designated by the Company as CORSEVIN M) for which the Company received a cash license payment of $750,000 in 1991. Centocor paid the Company $100,000 in each of 1993 and 1992 for rights to future monoclonal antibody products, and terminated these option rights in 1994. The Company may also receive a future milestone payment and royalties on product sales; however there is no assurance that the product will be successfully developed.

    The Company has also entered into research and licensing agreements with scientific consultants, universities and other research institutions which have required the Company to make royalty payments for the years ended December 31, 1995, 1994 and 1993 of $15,000, $14,000 and 16,000,
    respectively.

(9) RESTRUCTURING CHARGE AND LIQUIDATION OF SUBSIDIARY

    In December 1994, the Company ceased operation of its research and development subsidiary, Corvas International, N.V. in Gent, Belgium. The Belgian operation accounted for 20% of the consolidated operating expenses in 1994 (including a restructuring charge) and 20% in 1993. In connection with this restructuring, the accompanying consolidated statements of operations reflect a one-time charge to earnings of $1,575,000 in 1994 for severance and other expenses. Included in accrued expenses as of December 31, 1994 was $164,000, which was paid in 1995.

    Corvas International, N.V. was liquidated on December 19, 1995. Substantially all of the assets have been liquidated and any remaining or future liabilities have been assumed by the Company.

(10)EMPLOYEE BENEFITS PLAN

    Effective January 1, 1988, the Board of Directors approved the Corvas 401(k) Compensation Deferral Savings Plan ("The Plan"), adopting provisions of the Internal Revenue Code Section 401(k). The Plan was approved by the IRS in 1989, and was amended and restated in 1994. The Plan is for the benefit of all qualifying employees, and permits employee voluntary contributions, qualified nonelective contributions and company profit sharing contributions. No employer contributions have been approved by the Board of Directors through March 31, 1996.

(11)RESEARCH GRANTS

    For the years ended December 31, 1994 and 1993, research grant revenue of $667,000 and $192,000, respectively, was recorded related to Small Business Innovation Research (SBIR) and other grants. No such revenue was recorded in 1995. The related expenses, which equal research grant revenues, are recorded as research and development expenses in the accompanying consolidated statements of operations.

                      CORVAS INTERNATIONAL, INC. AND SUBSIDIARY

(12)RELATED PARTY TRANSACTIONS

    Pursuant to the acquisition of the Belgian subsidiary, the Company entered into a facility and equipment services agreement with a principal shareholder of the Company in 1991. Under the terms of the agreement, the Company acquired certain services in advance and committed to pay for other services at the principal shareholder's determined cost. The Company amortized $74,000 of prepaid services in 1993 and was charged $410,000 and $361,000 in 1994 and 1993, respectively, pursuant to this agreement. See Notes 7 and 9.

(13)LEGAL MATTERS

    The Company, several of its current and former directors, and Centocor, Inc. were parties to a legal proceeding filed February 18, 1993, in the U.S. District Court for the Southern District of California. The complaint was filed by a shareholder of the Company who represented a class of persons who purchased Corvas stock from January 30, 1992 through April 14, 1992. A settlement was agreed upon and judgment of the Court entered on August 28, 1995. The Company continues to deny all claims of wrongdoing and maintains this denial as part of the settlement agreement. Of the $535,000 charge related to this settlement recorded at December 31, 1994, $193,000 and $313,000 remain accrued at March 31, 1996 and December 31, 1995, respectively.

    In 1993, the U.S. Patent and Trademark Office declared an interference and is currently in the process of determining the priority of invention between a patent for which some rights are licensed to the Company and a patent application for which rights are licensed to another party. The subject matter of these licenses is recombinant tissue factor which is used by Ortho to determine the blood clotting abilities of patients. The Company believes that its licensed patent should be upheld and is contesting the other party's claims of prior invention. However, there is no assurance that such patent will be upheld.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

- --------------------------------------------------------------------------------


                                  TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Price Range of Common Stock. . . . . . . . . . . . . . . . . . . . . . . . 12
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Selected Consolidated Financial Data . . . . . . . . . . . . . . . . . . . 14
Management's Discussion and Analysis of
 Financial Condition and Results of Operations . . . . . . . . . . . . . . 16
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
Principal Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . 47
Description of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . 50
Shares Eligible for Future Sale. . . . . . . . . . . . . . . . . . . . . . 52
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . 53
Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . 53

- --------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All of the amounts shown are estimates, except for the registration fee and the Nasdaq fee.



          Registration fee . . . . . . . . .        $  1,814
          Nasdaq fee . . . . . . . . . . . .          17,500
          Legal fees and expenses. . . . . .          75,000
          Accounting fees and expenses . . .          30,000
          Miscellaneous. . . . . . . . . . .           1,686
                                                    --------
               Total . . . . . . . . . . . .        $126,000
                                                    --------
                                                    --------


ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Section 145 of the Delaware General Corporation Law (the "Delaware Law"), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

     The Registrant's Amended and Restated Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware Law and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.
The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as federal securities laws or state or federal environmental laws.

     The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since March 1993, the Registrant has sold and issued the following unregistered securities:

          1. In December 1994, the Registrant issued 1,000,000 shares of Series A Convertible Preferred Stock to Schering-Plough at a price of $5.00 per share and an option to purchase an additional 250,000 shares of Convertible Preferred Stock.

          2. In January 1996, the Registrant issued 50,000 shares of Common Stock to Agricultural Excess Surplus Insurance Company, in consideration for services rendered in connection with the settlement of a lawsuit.

          3. In February 1996, the Registrant issued 3,000,000 shares of Common Stock in a unit financing to certain investors at a price of $5.00 per unit. Each unit consists of one share of Common Stock and one callable warrant to purchase one additional share of Common Stock.

     The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act by virtue of
Section 4(2) and/or Regulation D promulgated under the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof.
Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
- ------                       -----------------------

3.1    Amended and Restated Certificate of Incorporation.(8)

3.2    Bylaws.(8)

4.1    Reference is made to exhibits 3.1, 3.2, 10.20, 10.25, 10.26, 10.43 and
       10.45.

4.2    Specimen stock certificate.(1)

5.1    Opinion of Cooley Godward Castro Huddleson & Tatum.(17)

10.1 Form of Indemnification Agreement between the Company and each director and executive officer.(1)

10.2   Stock Option Plan of the Company, as amended.(1)

10.3   Form of Incentive Stock Option Agreement under the Stock Option Plan.(1)

10.4   Form of Non-Incentive Stock Option Agreement under the Stock Option
       Plan.(1)

10.5   Second Stock Option Plan of the Company.(1)

10.6 Incentive Stock Option Agreement between the Company and David S. Kabakoff, dated as of October 2, 1989.(1)

10.7 Non-Statutory Stock Option Agreement of Theodor H. Heinrichs, dated October 17, 1991.(2)

10.8 Non-Statutory Stock Option Agreement of Pieter C. Bax, dated November 20, 1991.(2)

10.9   Form of Employee Stock Purchase Plan.(1)

10.10  1991 Incentive and Compensation Plan of the Company.(1)

10.11 Form of Incentive Stock Option Agreement under the 1991 Incentive and Compensation Plan of the Company.(2)

10.12 Form of Non-Qualified Stock Option Agreement under the 1991 Incentive and Compensation Plan of the Company.(2)

10.13 Form of Restricted Stock Purchase Agreement between the Company and certain individuals or entities, and attached schedule.(1)

10.14 Second Amended and Restated Stock Registration Rights Agreement between the Company and certain investors and warrantholders named therein, dated as of February 14, 1991, as amended on March 19, 1991, November 13, 1991 and December 4, 1991, and supplemental letter agreement dated December 12, 1991.(1)

10.15 Employment Agreement between the Company and David S. Kabakoff, dated as of March 6, 1989.(1)

10.16 Employment Agreement between the Company and John E. Crawford, dated as of April 17, 1989.(1)

10.17 Consulting Agreement between the Company and Thomas S. Edgington, dated as of May 21, 1987, with attachments and addenda, as extended and assigned pursuant to the Consulting Agreement Extension, dated as of May 21, 1991.(1)

10.18 Consulting Agreement between the Company and John H. Fried, dated as of June 3, 1992.(6)

10.19 Antibody Option Agreement between the Company and Centocor, Inc., dated as of November 7, 1991, with exhibit.(1)(4)

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
- ------                       -----------------------

10.20 Voting Agreement between Centocor Delaware, Inc. and certain equity security holders of the Company dated November 20, 1991.(1)

10.21 Standstill Letter Agreement between the Company and Centocor, Inc., dated November 20, 1991.(1)

10.22 Research and License Agreement for Human Tissue Factor for Diagnostic Purposes between the Company and Scripps Clinic and Research Foundation, dated May 19, 1988, as amended, including exhibits.(1)(4)

10.23 Agreement for International Business Combination (Series C and D Preferred Stock) between the Company and Plant Genetic Systems, N.V. and Take Off Fonds, N.V., dated as of March 6, 1991.(1)

10.24 Series E, F and G Preferred Stock Purchase Agreement between the Company and Centocor Delaware, Inc., dated as of November 20, 1991.(1)

10.25 Warrant to purchase Series B Preferred Stock of the Company issued to Comdisco, Inc. on June 19, 1990, as amended on January 2, 1992.(1)

10.26 Warrant to purchase Series B Preferred Stock of the Company issued to Praktikerfinans AB on November 30, 1990, as amended on January 15, 1992.(1)

10.27 Master Lease Agreement dated as of June 19, 1990 between the Company and Comdisco, Inc., with exhibit, as amended on January 2, 1992.(1)

10.28 Ventana Leaseline Agreement dated as of March 30, 1990 between the Company and Ventana Leasing, Inc., with exhibit.(1)

10.29 Ventana Leaseline Agreement dated as of September 15, 1991 between the Company and Ventana Leasing, Inc., with exhibits.(1)

10.30 Master Lease Agreement between the Company and Lease Management Services, dated as of August 29, 1991, with addendum and related Equipment Financing Agreement Number 10729 between the Company and Lease Management Services, dated as of August 29, 1991.(1)

10.31 Lease Agreement for 3030 Science Park Road, San Diego, California between the Company and Hartford Accident and Indemnity Company, dated as of March 28, 1989, as amended on March 23, 1990, May 18, 1990 and May 16, 1991.(1)

10.32 Fourth Lease Amendment to Lease Agreement for 3030 Science Park Road, San Diego, California between the Company and Hartford Accident and Indemnity Company, dated as of January 21, 1992.(1)

10.33 Waiver of Conversion Price Adjustment Agreement between the Company and Centocor Delaware, Inc., dated as of January 10, 1992.(1)

10.34 Supply Agreement and License Agreement between the Company and Ortho Diagnostic Systems, Inc., dated June 8, 1992, amended as to confidential treatment pursuant to a Form 8 filed March 18, 1993.(3)(5)

10.35 Fifth Lease Amendment to Lease Agreement for 3030 Science Park Road, San Diego, California between the Company and Hartford Accident and Indemnity Company, dated as of April 15, 1992, Sixth Lease Amendment dated as of July 16, 1992, Seventh Lease Amendment dated as of January 18, 1993.(6)

10.36 Permanent Waiver of Right of Centocor, Inc. to nominate second director under Series E, F and G Preferred Stock Purchase Agreement filed as
       Exhibit 10.24 herein.(8)

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
- ------                       -----------------------

10.37 Assignment of Lease Agreement for 3030 Science Park Road, San Diego, California from Corvas International, Inc., a California corporation, to Corvas International, Inc., a Delaware corporation, dated September 14, 1993.(8)

10.38 Corvas International, Inc. 401(k) Compensation Deferral Savings Plan and Trust Agreement (Amended and Restated as of January 1, 1989) (Revised to incorporate amendments to plan).(10)

10.39 Research and License Agreement for Oral Thrombin Inhibitor Drugs between the Company and Schering Corporation and Schering-Plough LTD., dated as of December 14, 1994.(10)(11)

10.40 Series A Preferred Stock Purchase Agreement between the Company and Schering Corporation, dated as of December 14, 1994.(10)(11)

10.41 Eighth Lease Amendment to Lease Agreement for 3030 Science Park Road, San Diego, California between the Company and Hartford Accident and Indemnity Company, dated as of July 7, 1995.(12)

10.42 Extension of Consulting Agreement between the Company and Thomas S. Edgington and Molecular Biology Consultants, dated as of May 21, 1995.
       (13)

10.43 Form of Warrant Agreement to purchase Common Stock of the Company issued to certain individuals affiliated with Ventana Leasing, Inc. on June 16, 1995.(13)

10.44 Collaborative Research and Option Agreement between the Company and Pfizer Inc. and Pfizer Limited, dated as of October 14, 1995.(13)(14)

10.45 Common Stock and Warrant Purchase Agreement between the Company and certain purchasers, dated as of February 2, 1996, with exhibits.(13)

10.46 Employment Agreement between the Company and Donald H. Picker, dated as of February 2, 1996, with certain exhibits thereto.(13)


10.47 Loan Agreement between the Company and Donald H. Picker, dated February 23, 1996, and the Promissory Notes and letter agreement related thereto.(15)

10.48 Ninth Lease Amendment to Lease Agreement for 3030 Science Park Road, San Diego, California between the Company and Hartford Accident and Indemnity Company, dated as of March 15, 1996.(15)

10.49 Permanent Waiver of Right of Centocor, Inc. to nominate director under Series E, F and G Preferred Stock Purchase Agreement (see Exhibit 10.24).(15)

10.50 Consulting Agreement between the Company and David S. Kabakoff, dated as of May 1, 1996.(16)

10.51 Consulting Agreement between the Company and Theodor H. Heinrichs, dated as of May 1, 1996.(17)


10.52 Employment Agreement by and between the Company and Randall E. Woods, dated as of May 10, 1996, with certain exhibits thereto.(17)

21.1   Subsidiary of the Company.(1)

23.1** Independent Auditors' Consent.  Reference is made to page II-8.

23.2 Consent of Cooley Godward Castro Huddleson & Tatum. Reference is made to Exhibit 5.1.

24.1   Power of Attorney. (15)



- ------------------------

       ** Filed herewith.

 (1) Incorporated by reference to Registration Statement on Form S-1 (No. 33-44555), as amended, filed December 13, 1991.

 (2) Incorporated by reference to Registration Statement on Form S-8 (No. 33-45607), as amended, filed February 10, 1992.

 (3) Incorporated by reference to Quarterly Report on Form 10-Q, filed August 14, 1992.

 (4) Portions of this exhibit have been granted confidential treatment pursuant to an order granted by the Securities and Exchange Commission on January 30, 1992.

 (5) Portions of this exhibit have been granted confidential treatment pursuant to an order granted by the Securities and Exchange Commission on December 10, 1992.

 (6) Incorporated by reference to Annual Report on Form 10-K, filed March 30, 1993.

 (7) Incorporated by reference to Quarterly Report on Form 10-Q, filed May 14, 1993.

 (8) Incorporated by reference to Annual Report on Form 10-K, filed February 23, 1994.

 (9) Incorporated by reference to Quarterly Report on Form 10-Q, filed November 14, 1994.

(10) Incorporated by reference to Annual Report on Form 10-K, filed March 30, 1995.

(11) Portions of this exhibit have been granted confidential treatment pursuant to an order granted by the Securities and Exchange Commission on May 11, 1995.

(12) Incorporated by reference to Quarterly Report on Form 10-Q, filed November 13, 1995.

(13) Incorporated by reference to Annual Report on Form 10-K, filed February 28, 1996.


(14) Portions of this exhibit have been granted confidential treatment pursuant to an order granted by the Securities and Exchange Commission on April 26, 1996.

(15) Incorporated by reference to Registration Statement on Form S-1 (No. 333-2644), filed March 25, 1996.

(16) Incorporated by reference to Quarterly Report on Form 10-Q, filed May 13, 1996.

(17) Incorporated by reference to Amendment No. 1 to Registration Statement on Form S-1 (No. 333-2644), filed May 31, 1996.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 15 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant undertakes that: (1) for the purpose of determining any liability under the Securities Act, the information omitted from and form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 24, 1996.

                                   CORVAS INTERNATIONAL, INC.




                                   By: /s/ RANDALL E. WOODS
                                       -------------------------------------
                                       Randall E. Woods
                                       President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Signature                               Title                                             Date
- ---------                               -----                                             ----

/s/ RANDALL E. WOODS                    President and Chief Executive Officer             June 24, 1996
- -------------------------------------   (Principal Executive Officer)
      Randall E. Woods

/s/ JOHN E. CRAWFORD                    Executive Vice President, Chief                   June 24, 1996
- -------------------------------------   Financial Officer and Secretary
      John E. Crawford                  (Principal Financial and Accounting
                                        Officer)

/s/ DAVID S. KABAKOFF, PH.D.*           Chairman of the Board of Directors                June 24, 1996
- -------------------------------------
      David S. Kabakoff, Ph.D.

/s/ THOMAS S. EDGINGTON, M.D.*          Director                                          June 24, 1996
- -------------------------------------
      Thomas S. Edgington, M.D.

/s/ JOHN H. FRIED, PH.D.*               Director                                          June 24, 1996
- -------------------------------------
      John H. Fried, Ph.D.

/s/ THEODOR H. HEINRICHS*               Director                                          June 24, 1996
- -------------------------------------
      Theodor H. Heinrichs

/s/ M. BLAKE INGLE, PH.D.*              Director                                          June 24, 1996
- -------------------------------------
      M. Blake Ingle, Ph.D.

                                        Director                                          June 24, 1996
- -------------------------------------
      Michael Sorell, M.D.

/s/ W. LEIGH THOMPSON, JR. M.D.,PH.D*   Director                                          June 24, 1996
- -------------------------------------
  W. Leigh Thompson, Jr., M.D., Ph.D.


/s/ GERALD VAN ACKER*                   Director                                          June 24, 1996
- -------------------------------------
Gerard Van Acker


                                        Director                                          June 24, 1996
- -------------------------------------
      Nicole Vitullo


*  By: /s/ JOHN E. CRAWFORD                                                               June 24, 1996
- -------------------------------------
      John E. Crawford
      ATTORNEY-IN-FACT

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the use of our report included herein and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the Prospectus.



San Diego, California
June 24, 1996